Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

PARMA HOLDCO LLC,

COLUMBIA CARE DELAWARE, LLC,

THE CANNABIST COMPANY HOLDINGS INC.,

AND

MILLSTREET CREDIT FUND LP

(solely for purposes of Section 6.9, Section 6.10 and the last sentence of Section 4.1 herein)

Dated as of March 23, 2026

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of March 23, 2026, by and among (i) Parma Holdco LLC, a Nevada limited liability company (“Buyer”), (ii) Columbia Care Delaware, LLC, a Delaware limited liability company (the “Company”), (iii) The Cannabist Company Holdings Inc., a British Columbia corporation (“Cannabist”), and (iv) Millstreet Credit Fund LP (“Millstreet”), solely for the purposes of Section 6.9, Section 6.10 and the last sentence of Section 4.1. Buyer, the Company and Cannabist are collectively referred to herein as the “Parties”, and individually as a “Party”.

RECITALS

WHEREAS, the Company is engaged in the business of cultivating, producing, manufacturing, distributing and selling cannabis in the State of Delaware (the “Business”);

WHEREAS, the Company desires to sell to Buyer, and Buyer desires to purchase from the Company, free and clear of all Liens, all of the Purchased Assets (as defined below) subject to the terms and conditions set forth herein;

WHEREAS, Cannabist intends to commence a proceeding (the “Canadian Proceeding”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1          Certain Definitions.  Capitalized terms used but not otherwise defined herein have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, notwithstanding the foregoing, solely with respect to Cannabist, no equityholder of Cannabist shall be deemed an Affiliate of Cannabist solely by virtue of its capacity as a public company stockholder.

“Applicable Accounting Guidelines” means the methodologies and guidelines set forth on Exhibit A attached hereto.

“Assumed Contracts” means all Contracts other than the Excluded Contracts.

“Business” or “Business of the Company” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in New York, New York are required or authorized by Law to close.

“Business Employee” means each employee of the Company Group providing services exclusively to the Company.

“Buyer Group” means Buyer and its subsidiaries and Affiliates.

“Buyer Indemnified Parties” means the Buyer Group, their respective Affiliates and the direct and indirect equityholders, managers, members, partners, officers, directors, employees, agents, representatives, successors, beneficiaries and assigns thereof.

“Cboe” means Cboe Canada.

“Closing Cash” means cash of the Company held at any DE Location (other than Restricted Cash) determined in accordance with GAAP as of 12:01 a.m. Eastern Time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and Cannabist, or any of their respective Affiliates, or any one of them; provided, that, in no event shall any public stockholders or noteholders of Cannabist be considered members of the Company Group.

“Company’s Knowledge” or “knowledge of the Company” means the knowledge, after reasonable investigation, of David Hart, Jesse Channon, Derek Watson and, solely with respect to Sections 3.9, 3.11, 3.16 and 3.17, David Sirolly.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax returns and any similar group under foreign, state or local law.

“Contract” means any written or oral contract, lease, license, commitment, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan or other comparable document.

“Cultivation Facility” means the facility for the cultivation, processing of marijuana and marijuana products located at 971 East Masten Circle, Milford Industrial Park, Milford, Delaware.

“Current Assets” means, the current assets of the Company for the line items set forth in the Exhibit A, each determined in accordance with the Applicable Accounting Guidelines.

“Current Liabilities” means, the current liabilities of the Company for the line items set forth in the Exhibit A, each determined in accordance with the Applicable Accounting Guidelines.

“Delaware Cannabis Laws” means the marijuana establishment Laws of any jurisdictions within the State of Delaware to which the Company is, or may at any time become, subject, and the rules and regulations adopted by the Office of the Marijuana Commissioner or any other state or local Governmental Entity with authority to regulate any marijuana operation (or proposed marijuana operation).

“DE Locations” means the Company’s retail locations set forth on Schedule 1.1(a).

“Environmental Laws” means, whenever in effect, all Laws and similar provisions having the force or effect of Law, all Permits and all contractual obligations concerning public health and safety, worker health and safety, climate change, habitats and wildlife, biodiversity or pollution or protection of the environment or natural resources, including with respect to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, is or was (at any relevant time) treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Western Alliance Bank.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Contracts” shall mean the Contracts set forth on Schedule 1.1(b).

“Federal Cannabis Laws” means any U.S. federal Laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Free Cash” means the cash held by the Company which may be distributed to its member in compliance with applicable Law and all Company Contracts.

“Final Closing Cash Payment” means an amount of cash equal to (a) $16,500,000, (b) plus Final Cash, (c) (i) plus, the amount, if any, that Final Working Capital is greater than Target Working Capital or (ii) minus the amount, if any, that Final Working Capital is less than Target Working Capital, in each case, determined in accordance with, and subject to, Section 2.9, (d) minus Final Indebtedness, (e) minus minus Final Transaction Payments, (f) minus Offset Escrow Amount and (g) minus Deposit Escrow Amount.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authorization), Section 3.8 (Tax Matters), and Section 3.12 (Brokerage).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GDPR” means EU General Data Protection Regulation (GDPR): Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, together with any guidance or implementing regulations promulgated by qualified data protection authorities or individual EU member states.

“Governmental Entity” means any federal, state, county, city, town, municipal, local or foreign government authority, or any entity exercising executive, legislative, judicial, regulatory, Tax or administrative functions of or pertaining to government of the United States, or any other country, including any political subdivision, zoning authority or regulatory authority thereof, and any department, court arbitrator, agency or official of any of the foregoing.

“Hazardous Materials” means any substance, waste, or material which is regulated by or may give rise to standards of conduct or liability pursuant to Environmental Laws or any Permits thereunder, including petroleum and any byproduct or derivative thereof, asbestos, polychlorinated biphenyls, urea formaldehyde, volatile and semi-volatile organic compounds, toxic mold, per- and polyfluoroalkyl substances, and any substance, waste or material that is defined or regulated as hazardous or toxic or corrosive, flammable, explosive, infectious, radioactive, or carcinogenic.

“Indebtedness” means, without duplication, the aggregate dollar amount of: (a) all indebtedness of the Company for borrowed money, including all fees and interest accrued thereon, whether or not recorded as debt on the books and records of the Company, (b) all liabilities of the Company evidenced by a note, bond, debenture or other debt security, including all interest accrued thereon, (c) all lease obligations of the Company that under GAAP are required to be capitalized, (d) all liabilities under letters of credit, bankers’ acceptances or similar instruments, (e) all liabilities of the Company secured by a Lien on any assets of the Company (other than Permitted Liens), (f) the cost to service any deferred revenue, (g) any deferred purchase price liabilities related to past acquisitions, (h) liabilities owed to any Person with respect to any severance, bonus, incentive or deferred compensation arrangements, retiree welfare benefits, defined benefit plans, or pension plans, (i) the employer portion of any payroll or other employment Taxes that are attributable to any amounts described in clause (h) whether or not payable on the Closing Date, (j) all liabilities in connection with tenant improvements or other capital expenditure, (k) guarantees by the Company of the obligations described in clauses (a) through (j) above of any other Person, in each case, outstanding as of the Closing, (l) all liabilities arising from any breach of any of the foregoing, and (m) for clauses (a) through (l), all accrued interest, fees, premiums, penalties, indemnities, costs, expenses and/or other amounts due in respect of any of the foregoing; provided, that Indebtedness shall not include any Transaction Expenses, Transaction Payments, any Excluded Liabilities, intercompany obligations or amounts included in Working Capital.

“Indemnified Taxes” means, without duplication, any liability, whether such liability is direct or as a result of transferee or successor liability, joint and/or several liability, pursuant to a Contract or any Law, which Taxes relate to an event or transaction occurring before the Closing, a result of filing a Tax Return, pursuant to an adjustment or assessment by a governmental authority, by an obligation to withhold, or otherwise, and, in each case, whether disputed or not, for (a) Taxes of the Company Group, (b) Taxes imposed on, or that relate to, Excluded Assets or Excluded Liabilities, (c) Taxes imposed on, or that relate to, the Business, the Purchased Assets, or the Assumed Liabilities for or attributable or with respect to any Pre-Closing Tax Period (including the portion of any Straddle Period prior to and including the Closing Date as determined in accordance with Section 6.3(a)) and (d) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law.  Indemnified Taxes shall exclude Taxes (a) arising from, or in connection with, any action taken by Buyer or any of its Affiliates after the Closing (including, for the avoidance of doubt, on the Closing Date but after the Closing) except to the extent Buyer is required to take such action under this Agreement, (b) that, for the avoidance of doubt, result from Buyer’s ownership or operation of the Purchased Assets or the Assumed Liabilities after the Closing or (c) to the extent such Taxes actually reduced the Purchase Price as finally determined (including if such Taxes are included in the (A) Transaction Expenses, (B) Transaction Payments, or (C) Indebtedness)).

“Indenture” means that Amended and Restated Trust Indenture, dated as of May 29, 2025, by and among Cannabist, The Cannabist Company Holdings (Canada) Inc., and Odyssey Trust Company, as supplemented by that First Supplemental Indenture, dated as of May 29, 2025.

“Initial Closing Cash Payment” means an amount of cash equal to (a) $16,500,000, (b) plus Estimated Cash, (c) (i) plus, the amount, if any, that Estimated Working Capital is greater than Target Working Capital or (ii) minus the amount, if any, that Estimated Working Capital is less than Target Working Capital, in each case, determined in accordance with, and subject to, Section 2.8, (d) minus Estimated Indebtedness, (e) minus Estimated Transaction Payments, (f) minus Deposit Escrow Amount and (g) minus Offset Escrow Amount.

“Insider” means an officer, director, manager, equityholder, employee or Affiliate of the Company Group (other than equityholders of Cannabist in their capacity as public company stockholders) or any natural person related by marriage or adoption to any such natural person or any entity in which any such Person owns any beneficial interest.

“Intellectual Property” means all worldwide: (a) patents, industrial designs, and utility models, and applications for any of the foregoing, and patentable subject matter, whether or not the subject of any application, and all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, and other source or business identifiers or designators of origin (all whether registered or not), all applications and registrations for any of the foregoing, all renewals and extensions thereof, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (c) uniform resource locators, Internet domain names and numbers, social media accounts, websites and any registrations and applications for any of the foregoing; (d) works of authorship, copyrights, mask work rights, database rights, and design rights, all whether registered or unregistered, applications and registrations for any of the foregoing, renewals and extensions thereof, all moral rights associated with any of the foregoing, and all economic rights of authors and inventors, however denominated, associated with any of the foregoing; (e) computer software and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof (collectively, “Software”); (f) trade secrets and other proprietary and confidential information, including inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals; and (g) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“Intermediate Representations” means the representations and warranties set forth in Section 3.4(a)-(c) (Financial Statements), Section 3.7 (Assets), Section 3.18 (Affiliated Transactions), Section 3.16(b) and (c) (Compliance with Laws; Permits) and Section 3.19 (Indebtedness).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of the Company.

“Law” means any law, statute, regulation, ordinance, rule, common law, Order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity, including state, federal and foreign criminal and civil laws and/or related regulations and the Delaware Cannabis Laws, but excluding Federal Cannabis Laws.

“Leased Real Property” means all leasehold, subleasehold, licensed estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures, building systems and equipment, and all components thereof, located on any Leased Real Property which are owned or leased by Company, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, lien (statutory or otherwise), security interest, encumbrance, charge, easement, right-of-way, encroachment, covenant, condition, restriction, or any other title defect, option, right of first refusal, right of first offer or restriction on transfer, use, voting, receipt of income or distribution or any other attribute of ownership.

“Loss” means any loss, liability, damage, contingency, judgment, fine, penalty, deficiency, claim, demand (whether or not arising out of a Third Party Claim), including any loss of benefit and the reasonable fees, costs and expenses of attorneys, accountants, consultants, investigators, experts and other professionals and any other amounts paid in respect of the investigation, defense, assertion or settlement of any claim or the enforcement of any rights under this Agreement, including the fees, costs and expenses incurred in respect of any audit, examination or controversy; provided, however, that Loss shall exclude (a) punitive or exemplary damages, and (b) consequential, special and indirect damages, except, in each case, to the extent that any such damages or losses are required to be paid to a third party pursuant to a Third Party Claim.

“Malicious Code” means any (a) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (b) virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; or (c) similar program.

“Material Adverse Effect” means any state of facts, change, development, event, effect, circumstance, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, properties, assets (whether tangible or intangible), liabilities (including contingent liabilities), condition (financial or otherwise), results of operations of the Company or that would reasonably be expected to, directly or indirectly, prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or any of the other Transaction Agreements, provided, however, that “Material Adverse Effect” shall not include any state of facts, change, development, event, effect, circumstance, condition or occurrence directly or indirectly arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster, acts of God, or pandemic; (vii) the announcement, pendency, or completion of the transactions contemplated by this Agreement, (viii) any change resulting from compliance with the terms of, or any actions taken (or not taken) by any Party pursuant to or in accordance with, this Agreement; or (ix) any change resulting from the filing or pendency of the Canadian Proceeding, action taken in connection with the Canadian Proceeding, or any reasonably anticipated effect of such filing, pendency or actions, or from any action approved by the Canadian Court; except in the case of clause (ii) through (vii) of the foregoing, to the extent such event, occurrence, fact, condition or change has had or would be reasonably expected to have a disproportionate impact on the Company compared to other participants engaged in the industry in which the Company operates.

“Offset Escrow Amount” means an amount equal to $2,475,000.

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination, charge, ruling or award (whether judicial, administrative, arbitral or regulatory) of any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice during the twelve-month period prior to the Closing Date.  “Ordinary Course of Business” shall not include any actions taken in anticipation and negotiation of this Agreement or the Closing.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Permits” means all licenses, permits, certificates, exemptions, consents, waivers, concessions, variances, authorizations, approvals, registrations and similar privileges or rights to operate or conduct any business granted by any Governmental Entity, including the Marijuana Permits.

“Permitted Liens” means (a) Liens for current Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of business for obligations that are not overdue or are being contested in good faith by appropriate proceedings, (c) Liens that will be cleared or discharged by the Canadian Court, (d) easements, rights-of-way, restrictions, covenants and other similar encumbrances of record that do not, individually or in the aggregate, materially impair the use, occupancy or operation of the Leased Real Property or the Business as currently conducted; (e) Liens imposed by applicable Law arising in the Ordinary Course of Business that are not yet due and payable as of the Closing Date, including landlord Liens and statutory Liens, provided that such Liens do not, individually or in the aggregate, materially impair the value or use of the applicable asset; (f) Liens created by or through Buyer or any of its Affiliates; and (g) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business that do not, individually or in the aggregate, materially impair the value or use of the applicable Intellectual Property.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity, arbitrator or Governmental Entity.

“Personal Information” means information that, alone or in combination with other information, is capable of identifying an individual or can be used to contact an individual, or serve advertisements to an individual, including name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses; or any other data that constitutes personal information, personally identifiable information (PII), personal data, or any similar term under applicable Law.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date and the portion of any Straddle Period after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws regulating the Processing of Protected Data, including Section 5 of the Federal Trade Commission Act, all Laws and other legal requirements governing privacy, data security, data or security breach notification, all state Laws related to unfair or deceptive trade practices, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, all Laws related to online privacy policies, and the Telephone Consumer Protection Act; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the PCI DSS and/or the Processing of Protected Data, including, without limitation, all website and mobile application privacy policies and internal information security procedures.

“Proceeding” means any complaint, demand, action, claim, counterclaim, suit, charge, grievance, mediation, inquiry, arbitration, audit, hearing, investigation, litigation or other proceeding of any nature (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, government official, mediator or arbitrator.

“Process” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), and all equivalent meanings under applicable Privacy and Security Requirements.

“Protected Data” means (a) Personal Information and (b) any other data the Company is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Real Estate Leases” shall mean the leases set forth on Schedule 3.6(b).

“Restricted Cash” means (i) the amount of any security deposits (or similar items) on hand with third parties (including any security deposits under any Real Estate Leases), vendor deposits, cash securing letters of credit cash deposits, cash collateralizing any obligation or liability, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose, and (ii) cash of the Company that is (a) legally required by applicable Law or a binding Order of a Governmental Entity to be held in a segregated account and not available for use in the Ordinary Course of Business or for repatriation (including by dividend or distribution) to the Company or its Affiliates, or (b) contractually required to remain in a segregated account under a written agreement with a third party expressly prohibiting the withdrawal, use, or repatriation of such cash for any purpose other than satisfaction of the specific obligation that is the subject of such segregation.

“Sale Order” means the Order of the Canadian Court issued in the Canadian Proceeding pursuant to the CCAA, substantially in the form attached as Exhibit C to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” means any (a) security breach or breach of Personal Information under applicable Privacy and Security Requirements; (b) unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Protected Data); or (c) unauthorized interference with system operations of IT Assets, including any phishing incident or ransomware attack.

“Seller Indemnified Parties” means Cannabist, its Affiliates and the direct and indirect equityholders, managers, members, partners, officers, directors, employees, agents, representatives, successors, beneficiaries and assigns thereof.

“Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) Cannabist or any of its Affiliates in connection with the Business (other than guarantees that will be released pursuant to the Lien Releases).

“Service Provider” means each current and former director, manager, officer, employee, independent contractor, consultant, leased employee or other service provider of the Company.

“Software” has the meaning set forth in the definition of “Intellectual Property”.

“Straddle Period” means any taxable period of the Company that includes (but does not end on) the Closing Date.

“Target Working Capital” means an amount equal to $500,000.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property (whether or not considered a tax under applicable Law), alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment or other tax or customs duties, together with any interest, penalties, or additions with respect thereto, and any interest in respect of such penalties or additions.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto (including, for the avoidance of doubt, FinCEN Form 114), and any amendments, submitted to (or required under applicable Laws to be submitted to) a Governmental Entity.

“Tax Sharing Agreement” means any agreement (other than any customary commercial agreement entered into in the Ordinary Course of Business and the principal subject of which is not Tax) including any provision pursuant to which the Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Agreements” means this Agreement, the Disclosure Schedules, the Transition Services Agreement, the officers’ certificates, the secretary’s certificate and such other documents, certificates and agreements contemplated by any of the foregoing.

“Transaction Expenses” means, as of the Closing, the unpaid fees, costs and expenses (including the fees, costs and expenses of legal counsel, investment bankers, brokers and other advisors) incurred or otherwise payable by or on behalf of any member of the Company Group in connection with or related to the sales process, the preparation, negotiation, documentation and execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

“Transaction Payments” means the aggregate amount of any change in control, success, transaction, retention, severance or other similar bonuses or amounts payable by, or liabilities of, the Company arising from or that otherwise may be triggered by the transactions contemplated by this Agreement (including the employer portion of any employment or payroll Taxes related thereto); provided, that any of the foregoing bonuses or amounts that are payable at the direction of the Buyer or its Affiliates shall not be Transaction Payments.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Working Capital” means, without duplication, an amount equal to Current Assets of the Company less Current Liabilities of the Company, in each case measured as of 12:01 a.m. Eastern Time on the Closing Date and in accordance with the Applicable Accounting Guidelines; provided, however, Working Capital shall not include (i) any Current Assets or Current Liabilities that relate to or arise from any intercompany or other related party transactions or any transactions with any Affiliate of Cannabist, including intercompany receivables and payables, (ii) any Excluded Liabilities, or (iii) any amounts included in the calculation of Closing Cash, Indebtedness, Transaction Expenses or Transaction Payments. Working Capital shall be determined in accordance with GAAP and the Applicable Accounting Guidelines, and may be a negative amount.

Section 1.2          Other Defined Terms.  The following terms are defined in the sections indicated.

AAA	9.8
Agreement	preamble
Arbitrator	9.8
Assessments	3.16(d)
Asset Purchase Price Allocation	6.3(e)
Assumed Liabilities	2.3
Basket Amount	6.2(b)
Bill of Sale	2.6(b)(xiv)
Business Employees	5.7
Business Relation	6.7(a)(ii)
Buyer	preamble
Buyer Commitment	4.3(b)
Canadian Court	Recitals
Canadian Proceeding	Recitals
Cannabist	preamble
Cap	6.2(b)

CCAA	Recitals
Claim Notice	6.4(d)
Closing	2.6(a)
Closing Date	2.6(a)
Closing Item	2.9(a)
Closing Statement	2.0(a)
COBRA	3.14(b)
Company	preamble
Company Employee Benefit Plan	3.14(a)
Company Governing Documents	2.6(b)(iii)
Competitive Activities	6.7(b)
Confidential Information	6.7(a)(ii)
CSA	9.12
Delaware Transaction Approval	7.1(c)
Deposit Escrow Amount	5.1
Deposit Escrow Release Date	5.1
Disclosure Schedules	Article III
Dispute	9.8
Employer	5.8(a)
Environmental Claims	3.17(b)
Escrow Account	5.1
Escrow Agreement	5.1
Estimated Cash	2.8
Estimated Closing Statement	2.8
Estimated Indebtedness	2.8
Estimated Transaction Payments	2.8
Estimated Working Capital	2.8
Excess Amount	2.9(c)
Excluded Assets	2.2
Excluded Federal Claims	9.12
Excluded Liabilities	2.4
Exclusively Licensed IP	3.10(a)
Final Cash	2.9(a)
Final Indebtedness	2.9(a)
Final Transaction Payments	2.9(a)
Final Working Capital	2.9(a)
Financial Statements	3.4(a)
Funds Flow	2.6
Indemnifiable Losses	6.2(d)
IRS	3.14(a)
Lease Guarantees	5.9
Lease Assignments	2.6(b)
Latest Balance Sheet	3.4(a)
Latest Balance Sheet Date	3.4(a)
Lien Releases	2.6(b)(ii)
Marijuana Permits	3.16(c)
Material Contract	3.9(b)(vi)
Member Prepared Returns	6.3(a)(ii)
Millstreet	preamble
Non-Offered Employees	5.8(a)
Non-Transferred Employees	5.8(a)

Noteholders	2.6(b)(ii)
Notes	2.6(b)(i)
Objection Notice	2.9(b)
Offered Employees	5.8(a)
Offset Release Date	2.9
Outside Date	8.1(d)(ii)
Parties	preamble
Party	preamble
Purchase Price	2.5
Purchased Assets	2.1
Restricted Period	6.7(b)
Service Contracts	3.6(j)
Shortfall Amount	2.9(d)
Survival Period	6.1
Tax Arbitrator	6.3(g)
Tax Contest	6.3(d)
Third Party Claim	6.4(a)
Transfer Taxes	6.3(f)
Transferred Employees	5.8(a)
Transition Services Agreement	2.6(b)(xii)
Utility Systems	3.6(h)
Valuation Firm	2.9(b)
WARN Act	3.13(e)

ARTICLE II
PURCHASE AND SALE OF ASSETS

Section 2.1          Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, the Company shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from the Company, all of the Company’s right, title and interest in or to all of the assets, properties, rights, titles and interests of any kind, whether tangible or intangible, real or personal, which primarily relate to or are primarily used or held for use in connection with the Business, free and clear of all Liens other than Permitted Liens, in each case,  as the same shall exist immediately prior to the Closing, but excluding all of the Excluded Assets (as defined below) (collectively, the “Purchased Assets”), including the following:

(a)         all Closing Cash;

(b)       all notes and accounts receivable whether current or non-current, and the right to bill and receive payment for products delivered and/or services performed but unbilled or unpaid as of the Closing (as defined below);

(c)         all inventory (including all raw materials);

(d)      all office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind wherever located;

(e)       all leasehold improvements and all machinery, equipment (including all office equipment and all vehicles, trucks, trailers), fixtures, trade fixtures, computers and related software, tooling and furniture of any kind wherever located;

(f)          all Assumed Contracts;

(g)         all prepayments and prepaid expenses;

(h)       all Intellectual Property, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world);

(i)         all warranties, claims, refunds, credits, causes of action, rights of recovery and rights of set-off of any kind that are primarily related to or arising from the Purchased Assets or the operation of the Business;

(j)       all lists, records and other information pertaining to accounts, personnel and referral sources, all lists, records and other information pertaining to suppliers and customers and all drawings, reports, studies, plans, books, ledgers, files and business and accounting records of every kind (including all financial, business and marketing plans), in each case whether evidenced in writing, electronic data, computer software or otherwise;

(k)         all advertising, marketing and promotional materials and all other printed or written materials;

(l)          all Permits and any applications therefor; and

(m)        all goodwill as a going concern and all other intangible property.

Section 2.2         Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Company expressly understands and agrees that Buyer is not purchasing or acquiring, and the Company is not selling or assigning, any of the following assets, properties, rights, titles and interests of the Company, and all such other assets, properties, rights, titles and interests shall be excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”).

(a)         all cash (other than Closing Cash), including all intercompany receivables and bank accounts;

(b)         the Excluded Contracts;

(c)         all insurance policies, prepaid insurance premiums and insurance deposits;

(d)         all prepaid expenses, credits, claims, security, refunds, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights under indemnification obligations, rights of set off and rights of recoupment of every kind and nature, in each case, to the extent solely relating to the Excluded Assets or the Excluded Liabilities;

(e)        any refunds (or any credit or offset in lieu of such refund) for Taxes or other Tax assets, in each case, solely relating to the Purchased Assets, the Business or the Assumed Liabilities with respect to a Pre-Closing Tax Period, whether or not such refunds (or any credit or offset in lieu of such refund) is realized on or prior to the Closing Date;

(f)         all claims, rights or interests of the Company or Company Group in or to any refund, rebate, abatement or other recovery for Taxes of the Company or Company Group (other than in respect of any Transfer Taxes borne by the Buyer pursuant to Section 6.3(c)), and any other Tax assets (including any Tax attributes) of the Company or Company Group, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof);

(g)        all Tax Returns and financial statements of Seller and its Affiliates and all books and records (including working papers) related thereto;

(h)        (A) all minute books (and other similar corporate records) and stock records, (B) any books and records relating to the Excluded Assets, (C) any books and records or other materials of or in the possession of the Company that (1) is required by Law or by order of the Canadian Court to retain or (2) are prohibited by Law or Contract from delivering to Buyer (including confidential and personal medical records) or (D) copies of any books and records required to wind down the Company;

(i)          all intercompany claims between the Company and any member of the Company Group;

(j)          all claims or causes of action arising under or relating to this Agreement or any Transaction Agreement;

(k)         all warranties, claims, refunds, credits, causes of action, rights of recovery or rights of set-off relating to any Excluded Asset or Excluded Liability;

(l)        all personal data that is nontransferable under CCAA, applicable Law or under the privacy policies or notices of any of the Company in effect at the time of collection of such personal data; and

(m)        (A) all records and reports prepared or received by the Company in connection with the sale of the Business or the transaction contemplated hereby or any other Transaction Agreement, including all analyses relating to the Business or related to Buyer or any third-party bidder or potential purchaser, (B) all bids and expressions of interest received from third parties with respect to the Business and (C) all privileged communications described in Section 9.15.

Section 2.3          Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, as additional consideration for the Purchased Assets, at the Closing, Buyer shall assume and agree to pay, perform and discharge (a) all Liabilities of the Company including Current Liabilities, (b) all Liabilities for Taxes solely relating to the Purchased Assets or the Assumed Liabilities for a Post-Closing Tax Period, (c) Transfer Taxes, and (d) all Liabilities assumed by Buyer pursuant to Section 5.8 (collectively, the “Assumed Liabilities”), in each case, other than the Excluded Liabilities.

Section 2.4        Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, any Transaction Agreement or otherwise, Buyer shall not assume and shall have no liability or obligation for, and the Company shall retain, the following Liabilities of the Company, whether presently in existence or arising hereafter (collectively, the “Excluded Liabilities”):

(a)         all Transaction Expenses;

(b)         all indebtedness of the Company owed to any Affiliate of the Company;

(c)       all Liabilities with respect to any of the Excluded Assets (including all Liabilities under any Excluded Contract and all Liabilities with respect to any of the Excluded Assets under any Contract);

(d)          all Liabilities relating to or arising from any fraudulent conveyance, successor liability, de factor merger, alter ego or similar claims made by any third party;

(e)          all Liabilities of Buyer arising under any bulk transfer or fraudulent conveyance Law or any common law or other doctrine of de facto merger, alter ego or successor liability which is directly or indirectly related to, the result of or arises out of the transactions contemplated by this Agreement and/or any Transaction Agreement;

(f)          all intercompany obligations owed to any Affiliate of the Company; and

(g)         all Liability for any Indemnified Tax.

Section 2.5       Purchase Price.  The aggregate consideration (to be delivered in the manner described in Section 2.6(c) and subject to adjustment pursuant to Section 2.9) for the Purchased Assets to be purchased by Buyer hereunder shall be an aggregate amount equal to (a) the Final Closing Cash Payment, plus (b) the Offset Escrow Amount, plus (c) Deposit Escrow Amount (collectively, the “Purchase Price”), plus (d) the assumption of the Assumed Liabilities.

Section 2.6          Closing Transactions.

(a)         Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be consummated via electronic transmission of executed signature pages to the applicable Transaction Agreements on the date that is the later of (x) three (3) Business Days, after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date as the Company and Buyer may mutually agree upon in writing and (y) May 1, 2026 without the prior written consent of Buyer.  The day on which the Closing takes place shall be referred to as the “Closing Date”.

(b)         Company Closing Deliveries.  At or prior to the Closing, the Company or Cannabist, as applicable, shall deliver to Buyer, each in a form and substance reasonably satisfactory to Buyer:

(i)         evidence that all required consents, waivers and deliverables necessary, as reasonably determined by Buyer, under Cannabist’s (A) 9.25% senior notes due December 31, 2028 and (B) 9.0% senior secured convertible senior notes due December 31, 2028 (collectively, the “Notes”), including, without limitation, evidence that the requirements under Section 7.15(a)(ii) of the Indenture have been satisfied, have been delivered or received, as applicable;

(ii)       duly-executed customary Lien and guarantor release documentation from any holders of security interests on the Purchased Assets or any assets of the Company held on behalf of the holders of Notes (the “Noteholders”) evidencing release and termination of all Liens on the Purchased Assets (“Lien Releases”);

(iii)       a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied;

(iv)         properly completed and executed IRS Form W-9;

(v)          evidence that the Delaware Transaction Approval has been obtained;

(vi)         the Escrow Agreement, duly executed by Cannabist and the Escrow Agent;

(vii)      a transition services agreement in the form attached hereto as Exhibit B, duly executed by the Company and Cannabist (the “Transition Services Agreement”);

(viii)       estoppel certificates from each of the Real Estate Leases;

(ix)         a bill of sale assignment and assumption agreement (the “Bill of Sale”), duly executed by the Company, transferring the Purchased Assets to Buyer and effecting the assignment to, and assumption by, Buyer of the Purchased Assets and the Assumed Liabilities;

(x)         assignments of each of the Real Estate Leases (collectively, the “Lease Assignments”), duly executed by the Company and the landlord thereunder; and

(xi)         such other documents or instruments as Buyer reasonably requests at least two (2) Business Days prior to the Closing Date and that are necessary to consummate the transactions contemplated by this Agreement.

(c)          Buyer Closing Deliveries.

(i)          At or prior to the Closing as set forth below, Buyer (or an Affiliate of Buyer) shall pay or issue (or cause to be paid or issued), as applicable:

(A)         to the Company or its designee, the Initial Closing Cash Payment;

(B)         to the Escrow Agent, the Offset Escrow Amount;

(C)      to the applicable payees as set forth on the Estimated Closing Statement, the Estimated Transaction Payments;

(D)       to the applicable landlords, the substitute letters of credit, Buyer guarantees and other obligations to replace the Lease Guarantees; and

(E)         to the applicable payees as set forth on the Estimated Closing Statement, the Estimated Indebtedness.

(ii)          At or prior to the Closing, Buyer (or an Affiliate of Buyer) shall deliver to the Company:

(A)        a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(B)         the Escrow Agreement, duly executed by Buyer;

(C)         the Transition Services Agreement, duly executed by Buyer;

(D)        such other documents or instruments as Cannabist reasonably requests at least two (2) Business Days prior to the Closing Date and that are necessary to consummate the transactions contemplated by this Agreement;

(E)        instruction to the Escrow Agent, in accordance with the Escrow Agreement, to release the Deposit Escrow Amount to Cannabist;

(F)          the Bill of Sale, duly executed by Buyer; and

(G)         the Lease Assignments, each duly executed by Buyer.

The payments and issuances to be made by Buyer pursuant to Section 2.6(c) shall be made to the accounts (including wire instructions) and in the amounts designated in writing by the applicable payees (including payees in connection with the Purchase Price, Transaction Payments and Indebtedness) no later than two (2) Business Days prior the Closing, as memorialized in the funds flow to be mutually agreed to by Buyer and Cannabist prior to the Closing (the “Funds Flow”), which Funds Flow shall include wire instructions and all other reasonable information requested by Buyer.  Notwithstanding the foregoing, all payments of the Transaction Payments shall be paid by depositing the amount in the applicable payroll account of the Company or its Affiliates and such amounts shall be remitted by the Company or its Affiliates, as applicable, net of applicable withholding Taxes to the applicable payee.

Section 2.7        Offset Escrow Amount. At Closing, Buyer shall deposit the Offset Escrow Amount with the Escrow Agent into the Escrow Account. The Offset Escrow Amount shall be maintained in the Escrow Account by the Escrow Agent and administered and payable in accordance with this Agreement and the Escrow Agreement. Subject to Section 2.9(d), Section 2.9(e) or Section 6.2(d), the Offset Escrow Amount (together with all interest and income accrued thereon) shall be released to Cannabist on the date that is twelve (12) months following the Closing Date (the “Offset Release Date”); provided that any amounts in the Escrow Account under dispute pursuant to Section 2.9(b) and Section 6.2 shall not be released until such dispute is resolved in writing between the Parties or otherwise finally determined in accordance with this Agreement. No later than the Offset Release Date, Cannabist and Buyer shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to, release the applicable funds in the Escrow Account to Cannabist.

Section 2.8          Estimated Closing Statement. At least three (3) Business Days prior to the scheduled Closing Date, Cannabist shall prepare and deliver to Buyer (i) an estimated balance sheet as of the Closing Date (prepared in accordance with GAAP and the Applicable Accounting Guidelines) and (ii) a statement (“Estimated Closing Statement”) setting forth its reasonable estimate of: (a) Closing Cash (“Estimated Cash”), (b) Working Capital (“Estimated Working Capital”), provided that if Estimated Working Capital is determined to exceed the Target Working Capital, Estimated Working Capital shall be deemed to be an amount equal to the Target Working Capital plus such excess amount, (c) the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing (“Estimated Indebtedness”), (d)  the aggregate amount of Transaction Payments (“Estimated Transaction Payments”), and (e) the resulting calculation of the Initial Closing Cash Payment.  Cannabist and its representatives shall review and consult with Buyer regarding the balance sheet and Estimated Closing Statement, and Cannabist shall consider all comments reasonably made by Buyer and its representatives with respect to the balance sheet and Estimated Closing Statement.

Section 2.9          Post-Closing Adjustment.

(a)         Within 60 calendar days after the Closing Date, Buyer will deliver to Cannabist a revised balance sheet as of the Closing Date (prepared in accordance with GAAP and the Applicable Accounting Guidelines) and a statement (the “Closing Statement”) setting forth Buyer’s calculation of the following items (each, a “Closing Item”):  (i) Closing Cash (as finally determined pursuant to this Section 2.9 (“Final Cash”), (ii) Working Capital (as finally determined pursuant to this Section 2.9, “Final Working Capital”), provided that if Final Working Capital is determined to exceed the Target Working Capital, Final Working Capital shall be deemed to be an amount equal to the Target Working Capital plus such excess amount; (iii) the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing (as finally determined pursuant to this Section 2.9, “Final Indebtedness”); (iv) the aggregate amount of Transaction Payments (as finally determined pursuant to this Section 2.9, “Final Transaction Payments”), and (v) the resulting calculation of the Final Closing Cash Payment.

(b)        Cannabist shall have 30 calendar days following the date of Buyer’s delivery of the Closing Statement to deliver a written notice (an “Objection Notice”) to the Buyer setting forth Cannabist’s computation of any or all of the Closing Items, as the case may be, and such information, arguments and support used in preparing such computation, after which time any undisputed Closing Items shall be final, conclusive and binding on the Parties.  If Cannabist timely disputes any Closing Item, Buyer and Cannabist shall, for a period of 20 calendar days after the delivery of the Objection Notice, use commercially reasonable and good faith efforts to attempt to resolve their differences in respect thereof; provided, that at any time after such 20 day period, either Buyer or Cannabist may elect to have Kroll, or such other qualified nationally recognized accounting firm chosen by Buyer and reasonably acceptable to Cannabist that has not performed services for any of Buyer or the Company Group (the “Valuation Firm”) resolve any Closing Items that remain in dispute. If Kroll is unable or unwilling to serve as the Valuation Firm hereunder, Buyer and Cannabist shall jointly select another nationally recognized independent accounting firm.  If Buyer and Cannabist are unable to agree upon such firm within ten (10) days, either party may request that the American Arbitration Association (AAA) select the Valuation Firm, and the appointment will be binding on the Parties. Cannabist and the Buyer shall each make a submission to the Valuation Firm within thirty (30) days after the Valuation Firm’s engagement, which submission shall contain a computation of the Closing Items and information, arguments, and support for such computation.  The Valuation Firm shall have thirty (30) days to review the Parties’ submissions. The determination of the Valuation Firm shall be final, conclusive and binding on the Parties, absent manifest error, and shall be enforceable as an arbitration award in any court of competent jurisdiction under the Federal Arbitration Act or its state law equivalents.  All fees and expenses relating to the work, if any, to be performed by the Valuation Firm will be borne by Buyer and Cannabist, respectively, in the proportion that the aggregate dollar amount of the disputed Closing Items submitted to the Valuation Firm by Buyer or Cannabist that are unsuccessfully disputed by it (as finally determined by the Valuation Firm) bears to the aggregate dollar amount of disputed Closing Items submitted by Buyer and Cannabist.  Except as provided in the preceding sentence, all other costs and expenses incurred by Buyer and Cannabist in connection with resolving any dispute hereunder before the Valuation Firm will be borne by the Party incurring such cost and expense.  The Valuation Firm shall determine only those Closing Items submitted to the Valuation Firm and its determination will be based upon and consistent with the terms and conditions of this Agreement.  The determination by the Valuation Firm will be based solely on presentations with respect to such disputed Closing Items by Buyer and Cannabist to the Valuation Firm and not on the Valuation Firm’s independent review.  Buyer and Cannabist shall use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Valuation Firm of the disputed Closing Items (but in no event later than 15 days after engagement of the Valuation Firm), and each of Buyer and Cannabist will be entitled, as part of its presentation, to respond to the presentation of the other and any questions and requests of the Valuation Firm.  Each Party agrees to use commercially reasonable efforts to facilitate a prompt resolution by the Valuation Firm and shall not unreasonably withhold or delay to provide information reasonably requested by the Valuation Firm.  In deciding any matter, the Valuation Firm (i) will be bound by the provisions of this Section 2.9 and (ii) absent manifest error, may not assign a value to any disputed Closing Item greater than the greatest value for such Closing Item claimed by either Buyer or Cannabist or less than the smallest value for such Closing Item claimed by Buyer or Cannabist.  Notwithstanding anything to the contrary contained herein, at any time Buyer and Cannabist may agree to settle any Closing Item dispute, including any dispute submitted to the Valuation Firm, which agreement shall be in writing and final, conclusive and binding upon all of the Parties with respect to the subject matter of any such dispute so resolved; provided, that Buyer and Cannabist shall provide a copy of such agreement to the Valuation Firm and shall instruct the Valuation Firm not to resolve such dispute, it being agreed that if the Valuation Firm nonetheless resolves such dispute for any reason, the agreement of Buyer and Cannabist shall control.

(c)       If the Final Closing Cash Payment exceeds the Initial Closing Cash Payment (such excess amount, if any, the “Excess Amount”), then Buyer shall promptly pay, or cause to be paid, an aggregate amount in cash equal to the Excess Amount to Cannabist.

(d)        If the Final Closing Cash Payment is less than the Initial Closing Cash Payment (such shortfall amount, if any, the “Shortfall Amount”), then, the lesser of the Shortfall Amount or the Offset Escrow Amount shall be disbursed from the Offset Escrow Amount then existing in the Escrow Account to Buyer.

(e)        Within five (5) days after the determination of the Final Closing Cash Payment, Buyer and Cannabist shall deliver a joint written instruction to the Escrow Agent instructing it to distribute from the Offset Escrow Amount then existing in the Escrow Account (i) to Buyer, the amount, if any, payable to Buyer under Section 2.9(d) and (ii) to the Company, $825,000 less any amounts, if any, payable to Buyer under Section 2.9(d).

Section 2.10      Tax Withholding.  Notwithstanding anything herein to the contrary, Buyer (or any Affiliate thereof), as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts that Buyer (or any Affiliate thereof), as applicable, shall determine in good faith it is required to deduct and withhold from such Person under the Code and the rules and regulations promulgated thereunder, or any other provision of applicable Law; provided, however, that if Buyer (or any Affiliate thereof), as applicable, becomes aware of any such requirement to deduct or withhold, Buyer shall use its reasonable efforts to notify the Company of any amounts it intends to deduct or withhold under this Section 2.10 prior to so deducting or withholding and shall cooperate in good faith with the Company to minimize or eliminate such deduction or withholding to the maximum extent permitted by applicable Law, provided that failure to make such notification shall not affect the right of Buyer (or any Affiliate thereof) to make such deduction or withholding.  To the extent that amounts are so withheld by Buyer (or any Affiliate thereof), such withheld amounts, to the extent paid over to the applicable Governmental Entity in such manner as may be required by applicable Law, shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer (or any Affiliate thereof), as applicable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company and Cannabist hereby represent and warrant to Buyer that the following representations and warranties are true and correct as of the date hereof (except as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date) except as set forth in the disclosure schedules delivered by the Company and Cannabist to the Buyer as of the date of this Agreement (the “Disclosure Schedules”):

Section 3.1         Organization; Authorization.  The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware.  The Company has full power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Neither the character of the Company’s properties or the nature of the Company’s businesses requires the Company to qualify to do business as a foreign entity in any jurisdiction, other than failures to qualify that would not reasonably be expected to have a Material Adverse Effect.  The Company is not in default under and has not violated any provision of the Company Governing Documents.  The Company has the full power and authority to execute and deliver each agreement contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  Subject to the entry of the Sale Order, no other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby.  Subject to the entry of the Sale Order, all agreements contemplated hereby to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.2         Non-contravention. Except as set forth on Schedule 3.2 of the Disclosure Schedules and subject to the entry of the Sale Order, the execution, delivery and performance by the Company and Cannabist of this Agreement and the other Transaction Agreements to which any of them will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company or Cannabist; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assumed Contract to which the Company is a party or by which any of them are bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any lien other than Permitted Lien on any properties or assets of the Company. Other than the Delaware Transaction Approval and the entry of the Sale Order, no other consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Agreements to which the Company is or will be a party, and the consummation of the transactions contemplated hereby and thereby.

Section 3.3          [Reserved].

Section 3.4          Financial Statements and Related Matters.

(a)       Attached as Schedule 3.4(a) to the Disclosure Schedules are the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Company as of December 31, 2025 (the “Latest Balance Sheet” and the date thereof, the “Latest Balance Sheet Date”), and the related statement of profit and loss for the nine-month period then ended, and (ii) the unaudited balance sheet of the Company as of December 31, 2024 and December 31, 2023 and the related statement of profit and loss for each of the 12-month periods then ended.  Each Financial Statement: (A) is true, accurate and complete in all material respects, does not omit to state any fact necessary to make the statements contained therein in light of the circumstances in which they were made, not misleading, and was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (B) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), (C) presents fairly in all material respects the financial condition of the Company as of the respective dates thereof and the operating results of the Company for the periods covered thereby and (D) does not reflect any transactions which are not bona fide transactions.

(b)       Except as set forth on Schedule 3.4(b), the Company has no liabilities or obligations of any nature whatsoever (whether accrued, absolute, known, unknown, matured, unmatured, fixed, contingent, liquidated, unliquidated or otherwise), and there is no existing condition, fact or set of circumstances that has resulted in or would reasonably be expected to result in any such liabilities or obligations except for: (i) performance obligations under Contracts described on Schedule 3.9(a) (or under Contracts entered into in the Ordinary Course of Business which, because of the dollar thresholds set forth in Section 3.9(a), are not required to be described on Schedule 3.9(a), none of which involves non-performance or a breach), (ii) liabilities reflected (and adequately reserved for) on the face of the Latest Balance Sheet and (iii) liabilities of the type set forth on the face of the Latest Balance Sheet which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of Contract or involves a tort, infringement, claim, lawsuit, warranty or environmental, health or safety matter), none of which individually or in the aggregate is material to the business, results of operations or financial condition of the Company.

(c)         The Company has established and adhered to a system of internal accounting controls which are designed to provide assurance regarding the reliability of financial reporting.  During the past five (5) years, there has never been (i) any material deficiency or weakness in the system of internal accounting controls used by the Company except as set forth on Schedule 3.4(c), (ii) any fraud by any of the Company’s, managers, directors, officers, employees or independent contractors, (iii) any wrongdoing that involves any manager, director, officer, employee or independent contractor of the Company who has or had a role in the preparation of financial statements or the internal accounting controls used by the Company or (iv) any claim or allegation regarding any of the foregoing.

(d)        The inventories and raw materials of the Company, including those reflected in the Financial Statements, are of a quantity and quality usable and saleable in the Ordinary Course of Business within a reasonable period of time and without discount outside of the Ordinary Course of Business, are merchantable and fit and sufficient for their particular purpose and are reasonable in kind and amount in light of the normal needs of the Company.  None of the inventory of the Company is subject to any consignment, bailment, warehousing or similar Contract.

(e)        All accounts receivable related to wholesale sale of goods recorded in the Financial Statements (i) are collectable, consistent with historical collections patterns and subject to allowances for doubtful accounts, (ii) to the Company’s Knowledge, are enforceable against the payor thereof and (iii) have not been offset against obligations of any other party, in each case, in all material respects.

Section 3.5          Absence of Developments.

(a)         Since the Latest Balance Sheet Date, there has been no Material Adverse Effect.

(b)        Except as set forth on Schedule 3.5(b) of the Disclosure Schedules and in connection with the Canadian Proceeding, since the Latest Balance Sheet Date, the Company has not taken any action described in Section 5.2 that, if such action had been taken after the date hereof and prior to the Closing without the prior written consent of Buyer, would have violated Section 5.2.

Section 3.6          Real Property.

(a)       The Company does not own, and has never owned, any real property.  The Company is not a party to any option or other Contract to purchase any real property or interest therein.

(b)       The Company does not lease, sublease or license, any real property, either as lessor or lessee, except for the Leased Real Property pursuant to the Real Estate Leases listed on Schedule 3.6(b) of the Disclosure Schedules.  The Company has delivered to Buyer true, correct and complete copies of the Real Estate Leases.  Except as set forth on Schedule 3.6(b) of the Disclosure Schedules, the transactions contemplated by this Agreement do not require the consent of any Person under the Real Estate Leases.  To the Company’s Knowledge, the Real Estate Leases are free of any undisclosed subleases, licenses, adverse claims, or leasehold mortgages or financial encumbrances, and are not subject to termination, modification, or acceleration as a result of the transactions contemplated by this Agreement.  (i) The Company has not assigned, subleased, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby, or otherwise granted any right to use or occupy the Leased Real Property, or any portion thereof, nor has an agreement been entered into to do so; (ii) the Real Estate Leases are legal, valid, in full force and effect, binding and enforceable against the Company and the other party thereof in accordance with its terms and is the entire agreement to which the Company is a party with respect to such Leased Real Property; (iii) the possession and quiet enjoyment of the Leased Real Property under the Real Estate Leases has not been disturbed and there are no disputes with respect to such Real Estate Leases; (iv) no party to the Real Estate Leases is in breach or default under the Real Estate Leases and no event has occurred or circumstance or fact exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under the Real Estate Leases; (v) no security deposit or portion thereof deposited with respect to the Real Estate Leases has been applied in respect of a breach or default under the Real Estate Leases which has not been redeposited in full; (vi) the Company does not owe, nor will owe in the future, any brokerage commissions or finder’s fees with respect to the Real Estate Leases; (vii) the Company has not collaterally assigned or granted any other Lien in the Real Estate Leases or any interest therein; (viii) all public utilities currently serving the Leased Real Property and public and quasi-public improvements upon or adjacent to the Leased Real Property, as applicable (including, all applicable electric lines, water lines, gas lines and telephone lines): (A) are adequate to service the requirements of the Leased Real Property and the Company, and all payments for the same have been made, and (B) are installed and operating, and all installation and connection charges have been paid for in full; (ix) the Leased Real Property is in compliance with all applicable zoning ordinances and (x) the Company (A) has not transferred, and prior to the Closing will not transfer, any development rights applicable to the Leased Real Property and (B) has not made, and prior to the Closing will not make, any filings with any Governmental Entity for any construction on the Leased Real Property that has not been completed.

(c)        The Company has good and marketable title to the Leasehold Improvements, free and clear of all Liens (other than Liens that will be released pursuant to the Lien Releases), and there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein. No Leasehold Improvements are subject to reversion to the landlord or any third party.

(d)        The Leased Real Property and the Leasehold Improvements comprise all of the real property used or intended to be used in, and that is necessary in the operation of, the business of the Company.

(e)       To the Company’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Leasehold Improvements and there are no facts or conditions affecting any of the Leasehold Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leasehold Improvements or any portion thereof in the operation of the business of the Company. The Leasehold Improvements are in good condition and repair and the systems located therein are in good working order and adequate to operate such facilities as currently used and do not require material repair or replacement in order to serve their intended purposes, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business with respect to the operation of the Leased Real Property.  None of the Leasehold Improvements has been found or suspected to contain the presence of mold, fungus, mildew, or mold spores in levels that would reasonably be expected to materially impair occupancy or require remediation under applicable Environmental Laws.

(f)       The Company has not received written notice of any condemnation, expropriation or other Proceeding in eminent domain pending or threatened, affecting any Leased Real Property or any portion thereof or interest therein.

(g)        All buildings, fixtures, tangible personal property and leasehold improvements used in the business of the Company are located on the Leased Real Property and, to the Company’s Knowledge, none of the Leasehold Improvements encroach on (i) any adjoining property owned by others or public rights of way, or (ii) any part of the Leased Real Property which is subject to or encumbered by a right-of-way, easement (but specifically excluding utilities that are blanket in nature) or similar Contract.

(h)        The Leased Real Property is supplied with all water, gas, electrical, telecommunications systems, sanitary sewer, storm sewer and other utility systems (the “Utility Systems”) required for the current use thereof and all Utility Systems have been installed and are operational and sufficient for the operation of the business in the Ordinary Course of Business.  The Company has not experienced any material interruption in the delivery of adequate quantities of any such utilities or services utilized or required in the operation of the business at the Leased Real Property.

(i)         Each parcel of Leased Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel from a public street or road.  There are no restrictions on entrance to or exit from the Leased Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Leased Real Property to existing highways or roads.

(j)       Except as disclosed on Schedule 3.6(j) of the Disclosure Schedules, there are no service, maintenance, supply, leasing, brokerage, listing, or other Contracts to which the Company is a party (along with all amendments and modifications thereof, the “Service Contracts”) affecting the Leased Real Property. Each of the Service Contracts can be terminated without penalty by the Company on or before the Closing Date. The Company has performed all of its obligations under each of the Service Contracts in all material respects and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default by any party under any of the Service Contracts. The Company has delivered to Buyer true, correct, and complete copies of all Service Contracts.

(k)         There has not been in the past 12 months, and there is not now, any casualty affecting the Leased Real Property, and there is not now any disrepair or damage that remains unrepaired, due to any prior casualty, if any, affecting the Leased Real Property.

(l)         The Leased Real Property and Leasehold Improvements are in material compliance with all applicable Laws, including, to the extent applicable, the Americans with Disabilities Act of 1990, all regulations promulgated thereunder and all federal, state and local accessibility requirements.

Section 3.7          Assets.

(a)         The Company owns good, marketable and valid title to, or holds a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens, other than the Permitted Liens or Liens that will be released pursuant to the Lien Releases.

(b)       All cannabis inventory of the Company consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which reserves consistent with past practices of the Company have been established.  All inventory and cannabis products owned by the Company are appropriately accounted for in a seed-to-sale inventory tracking system to the extent required by applicable Law, including the Delaware Cannabis Laws.  None of the cannabis inventory has ever tested positive for mold, mildew, or harmful pesticides, herbicides or any other prohibited analytes, and to the Knowledge of the Company, no circumstance exists which would reasonably be expected to result in such a positive test.

(c)        Subject to applicable Law, the Free Cash (other than Restricted Cash) is freely distributable under the terms of the Company Governing Documents. The Company is not subject to any Contract that would prevent the Company from distributing its Cash immediately following the Closing Date.

Section 3.8          Tax Matters.

(a)         Except as set forth on Schedule 3.8(a) of the Disclosure Schedules, the Company (1) has duly and timely filed (or caused to be duly and timely filed) with the appropriate Governmental Entity all Tax Returns relating to the Business, the Purchased Assets, or the Assumed Liabilities required to be filed and all such Tax Returns were complete and correct in all material respects, and (2) has duly and timely paid (or caused to be duly and timely paid) all Taxes relating to the Business, the Purchased Assets, or the Assumed Liabilities (whether or not shown or required to be shown on any Tax Return).

(b)        There are no Liens for Taxes upon any of the Business, the Purchased Assets, or the Assumed Liabilities, in each case, other than Permitted Liens.

(c)       As of the date of this Agreement, (i) the Company has not received any claim in writing by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns or pay Taxes that the Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, which claim has not been resolved and (ii) no audits or other legal Proceedings are in progress, pending, or have been threatened in writing with regard to any Taxes or Tax Returns of or with respect to, the Company. The Company has not commenced a voluntary disclosure Proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled or that would reasonably be expected to adversely impact the Business, the Purchased Assets, or the Assumed Liabilities. As of the date of this Agreement, the Company has not executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection, or other imposition of any Tax (other than extensions as of right, for six (6) months or less from the original due date, to file a Tax Return), which agreement or other document remains in effect.

(d)        The Company is not party to or bound by any Tax Sharing Agreements with respect to the Business, the Purchased Assets, or the Assumed Liabilities.

Section 3.9          Material Contracts.

(a)        Except as set forth on Schedule 3.9(a) of the Disclosure Schedules, with respect to the Assumed Contracts only, and for the avoidance of doubt excluding any Excluded Contract, the Company is not party to, or bound by (excluding Company Employee Benefit Plans), any: (i) collective bargaining agreement or other Contract with any labor organization; (ii) employment, staffing, independent contractor, retirement, equity based, profit sharing, bonus (including transaction or retention bonus), consulting, incentive, separation, change in control, deferred compensation or severance Contract with any manager, director, officer, employee or independent contractor of the Company providing for an annual compensation in excess of $150,000; (iii) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the Company’s assets or to the guaranty of any obligation for borrowed money or otherwise; (iv) letter of credit arrangements; (v) Contract with respect to the lending or investing of funds; (vi) Contract granting any license to use the Company Owned Intellectual Property to any third party, except for (x) permitted use of confidential information or trade secrets in a written non-disclosure agreement entered in the Ordinary Course of Business; (y) non-exclusive licenses that are not material to the Company’s business and are merely incidental to the transaction contemplated by the agreement containing such license, where the purpose of such agreement is something other than such license; (vii) Contract relating to the development, ownership, use, registration, enforcement of or exercise of any rights under any material Intellectual Property; (viii) Contract or lease under which the Company is a lessee of or holds or operates any property, real or personal, owned by any other Person; (ix) Contract under which the Company is a lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company; (x) distribution, marketing, or broker agreement or material supplier or maintenance agreement; (xi) Contract not terminable by the Company upon 30 days’ or less notice without penalty; (xii) Contract prohibiting or in any way limiting or restricting the Company from freely engaging in business anywhere in the world or otherwise prohibiting competition or restricting the use or enforcement of any Intellectual Property, including any settlement, co-existence, consent-to-use or standstill agreement; (xiii) Contract which contains any minimum volume requirement, right of first refusal or most favored nations provision; (xiv) Contract which contains any provision with respect to exclusivity in favor of any third Person; (xv) Contract prohibiting, limiting or otherwise restricting in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees, of any other Person; (xvi) Contract involving the settlement of any Proceeding or threatened Proceeding; (xvii) Contract (including letters of intent) relating to any business acquisition or disposition of any Person or line of business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or other similar transaction) entered into during the past three (3) years; (xviii) Contract containing an obligation concerning or consisting of a joint venture, alliance or similar arrangement; (xix) Contract under which the Company is, or may become, obligated to pay an amount in respect of indemnification obligations, deferred purchase price, purchase price adjustment or otherwise in connection with any acquisition or disposition of assets or securities, merger, consolidation or other business combination; (xx) Contract relating to a sale/leaseback arrangement; (xxi) “single source” or “sole source,” requirements, output or other supply Contract containing exclusivity provisions; (xxii) Contract of any other member of the Company Group under which the Company receives any benefit; (xxiii) Contract with any Governmental Entity or any Contract that is a subcontract or sublicense with respect to any Contract or sublicense among one or more third parties and a Governmental Entity; (xxiv) Contract with an Insider; and (xxv) any other Contract material to the business of the Company or its assets not otherwise disclosed in sections (i) through (xxiv), above, it being understood that any Contract with a value in excess of $50,000 shall be considered material.

(b)        (i) No Material Contract has been breached (and there are no anticipated breaches) in any respect or cancelled by any party thereto, and, to the Company’s Knowledge, there has been no event which, upon giving of notice or lapse of time or both, would constitute such a breach or default, (ii) the Company and, to the Company’s Knowledge, each counterparty has performed all obligations under each Material Contract required to be performed and no facts exist which would render such performance unlikely, (iii) no Material Contract contains any termination right upon a change in control, (iv) each Material Contract is legal, valid, binding and enforceable against the Company and, to the Company’s Knowledge, against each other party thereto, and is in full force and effect, (v) no counterparty to a Material Contract has notified the Company in writing or, to the Knowledge of the Company, orally, of such counterparty’s termination of or intent to terminate a Material Contract, and (vi) no party to a Material Contract has made a claim of force majeure.  For purposes of this Agreement, “Material Contract” means each Contract listed or required to be listed on Schedule 3.9(a).  The Company has heretofore delivered to Buyer a true and correct copy of all Material Contracts (and a true and correct written description of all oral Material Contracts), together with all amendments, exhibits, attachments and waivers thereto.

Section 3.10        Intellectual Property; Data Privacy and Security.

(a)        The Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens (other than Liens that will be released pursuant to the Lien Releases) and otherwise has the right to use, under a valid and enforceable agreement, all Intellectual Property used in or necessary for the operation of the Business.  All Owned Intellectual Property, and all other Intellectual Property exclusively licensed to the Company and used in or necessary for the operation of the Business (“Exclusively Licensed IP”) is valid and enforceable. Schedule 3.10(a) of the Disclosure Schedules contains an accurate and complete list of all Owned Intellectual Property and Exclusively Licensed IP (including Trademarks, and Software). All registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property or Exclusively Licensed IP is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including failure by the Company to pay any required maintenance fees).  All Owned Intellectual Property is freely transferrable without consent of any Person (subject to required filings with respect to registered Intellectual Property).

(b)        The Company has taken all necessary and desirable action to maintain and protect all of the Owned Intellectual Property and Exclusively Licensed IP. The Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information of the Company (and any confidential information owned by any Person to whom the Company has a confidentiality obligation). No such trade secrets or other confidential information have been disclosed by the Company to any Person other than pursuant to a written Contract restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of the Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Company has obtained from all Persons (including all current and former founders, employees and contractors) who have created any Intellectual Property for the Company, valid and enforceable written assignments of any such Intellectual Property to the Company, and the Company has delivered true and complete copies of such assignments to Buyer. No Person is in violation of any such written confidentiality or assignment Contracts.

(c)       The IT Assets are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the current and anticipated future needs of the business of the Company. The Company has disaster recovery and security plans, procedures and facilities and has taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Malicious Code.  The Company has maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.  The Company is running the most current production release of all material local software and SaaS services, and all such software has, in all material respects, been updated to include all critical security patches and updates recommended by the applicable vendors.  The IT Assets have not suffered any Security Breach or material failure.

(d)      The Company and the former and current products, services and conduct of the business of the Company, including the manufacture, importation, use, offer for sale, sale, licensing, distribution or other commercial exploitation thereof have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights or rights of publicity of any Person.  The Company is not the subject of any pending Proceeding that either alleges a claim of infringement, misappropriation or other violation of any Intellectual Property rights of any Person or challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property or any Exclusively Licensed IP, and no such claims have been asserted or threatened against the Company at any time.  No Person has notified the Company that any of such Person’s Intellectual Property rights are infringed, misappropriated or otherwise violated by the Company or that the Company requires a license to any of such Person’s Intellectual Property rights.  To the Company’s Knowledge, there is no actual unauthorized use, interference, disclosure, infringement, misappropriation or other violation by any Person of any of the Owned Intellectual Property or any Exclusively Licensed IP, and no written or oral claims alleging such infringement, misappropriation or other violation have been made against any Person by the Company.

(e)         The Company is and always has been in material compliance with all applicable Privacy and Security Requirements.  Any data collected, used or held for use by the Company was collected, Processed, stored and provided in compliance in all material respects with all Privacy and Security Requirements; and there are no restrictions on the Company’s exploitation of such data except under the Privacy and Security Requirements; and no such data has been deleted, destroyed or transferred in such a way so as to be inaccessible by the Company following the Closing, except as required under the Privacy and Security Requirements.  The Company has not, and no third-party Processing Protected Data on behalf of the Company has, experienced any Security Breaches, and the Company is not aware of any notices or complaints from any Person regarding such a Security Breach.  The Company has not received any notices or complaints from any Person (including any Governmental Entity) regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements, and, to the Company’s Knowledge, there are no facts or circumstances which could reasonably serve as the basis for any such complaints.  The Company does not engage in the sale, as defined by applicable Privacy and Security Requirements, of Personal Information.

(f)        The Company has valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements.  The Company has implemented, and has required all third parties that receive Personal Information or Protected Data from or on behalf of the Company to implement, reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 3.11     Litigation.  Except as set forth on Section 3.11 of the Disclosure Schedules, there are no, and there have not been any, Proceedings within the last five (5) years pending or, to the Company’s Knowledge, threatened against or by  the Company, any of their respective assets or properties, or any director, manager, officer, employee, independent contractor or agent of the Company or any staffing agency used by the Company, at law or in equity, or before or by any Governmental Entity or arbitrator.  The Company is not subject to or bound by any outstanding Orders. None of the Company Group has received notice, written or oral, concerning a Proceeding challenging the transactions contemplated by this Agreement.  There is no Proceeding by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

Section 3.12        Brokerage.  Neither the Company nor anyone on their behalf has engaged any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company Group.

Section 3.13        Employees.

(a)         As of the date hereof, no officer, executive, key employee, or independent contractor of the Company Group who, in each case, provides services exclusively to the Company and has informed the Company in writing of any plans to terminate his or her status as an employee or independent contractor of the Company Group, including upon or in connection with the consummation of the transactions contemplated hereby.  No Business Employee or temporary employee is employed under a Contract that cannot be terminated by Buyer with less than two weeks’ notice.  No current or former Business Employee or independent contractor of the Company Group providing services exclusively to the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation owed to the Company Group with respect to such person’s right to be employed or engaged by the Company Group. The Company is not a party to or bound by any collective bargaining agreement or other Contract with any labor organization in respect of any Business Employee, and no member of the Company Group is obligated to, nor has it undertaken to, recognize any labor organization as the representative of any Business Employees.  Within the past three (3) years, the Company has not (i) experienced any strikes, work stoppages or slowdowns, labor grievances, claims of unfair labor practices or other material labor disputes or labor shortages or (ii) engaged in any unfair labor practices.  There are no ongoing or threatened union organizing or decertification activities with respect to the Business Employees and no such activities have occurred.

(b)        The Company has provided Buyer with a true, complete and accurate list, as of a date within one (1) week of the date hereof, of each Business Employee, the date(s) of hire, age, position and title (if any), work location, and current rate of compensation and rate of compensation during the 2025 calendar year (in each case, including bonuses, commissions and incentive compensation, if any) of such person, whether such person is exempt or non-exempt for overtime pay purposes, the amount of such person’s accrued but unpaid paid time off, whether such person is absent from active employment and, if so, the date such person became inactive (if known), the reason for such inactive status and, if applicable, the anticipated date of return to active employment.  The employment of all employees is “at will” and may be terminated by the Employer at any time, for any reason or no reason, in accordance with applicable Law.

(c)         The Company has provided Buyer with a true, complete and accurate list, as of a date within one (1) week of the date hereof, of each individual independent contractor providing services to the Company, and the date(s) of engagement, position and title (if any), name of an applicable contact person and contact details relating to, location where services are provided by, and hourly, monthly and annual remuneration of each independent contractor.

(d)         With respect to the Business Employees providing services to the Company, the Company (i) within the past three (3) years, is and has been in compliance in all material respects with all applicable Laws respecting labor and employment, including provisions thereof relating to employment practices, classification of employment, terms and conditions of employment, wages and hours, pay equity, equal employment, immigration, human rights and accommodation obligations, occupational health and safety, workers compensation and employee privacy, in each case, with respect to current and former employees and independent contractors; (ii) except as disclosed on Schedule 3.13(d)(ii) of the Disclosure Schedules, is not liable for, and has not incurred any material unresolved liability with respect to, any arrears of wages, any accrued, earned or owed but unpaid salaries, commissions, bonuses, severance, paid time-off, other earned but unpaid compensation or other compensation for services performed by any current or former employees or independent contractors, nor any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for, and has not incurred any material liability with respect to, any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security, insurance or similar benefits or obligations for current and former employees and independent contractors.  Each natural person who performs services for or on behalf of the Company has been properly classified by the Company as either an employee, independent contractor, or consultant in accordance with applicable Law.  There is no written or verbal commitment of agreement to increase wages or modify the terms and conditions of employment or engagement of any employee, temporary employee or independent contractor of the Company.  The Company has delivered to Buyer true and complete copies of all Permits issued under applicable employment Laws.  Such Permits are listed in Section 3.13(d) of the Disclosure Schedules, and the Company is and has been operating in all material respects in compliance with such Permits.

(e)        Within the past three (3) years, the Company has not implemented any plant closing or layoff of employees triggering notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (the “WARN Act”).  Schedule 3.13(e) sets forth a true and complete list of all employees who have been laid off by the Company, by date and location, in the 90-day period preceding the date hereof.

(f)         The Company has provided Buyer with all inspection reports under applicable occupational health and safety Laws relating to the Company.  There are no outstanding inspection Orders or any pending or threatened Proceedings made under applicable occupational health and safety Laws relating to the Company, and there have been no fatal or critical accidents within the last three (3) years that would be reasonably likely to lead to Proceedings against the Company under applicable occupational health and safety Laws.  The Company has complied in all respects with any Orders issued under applicable occupational health and safety Laws, and there are no outstanding appeals of any Orders applicable to occupational health and safety Laws relating to the Company.

(g)        To the knowledge of the Company, all Business Employees employed at any time in the past three years, including seasonal and temporary employees, have presented proper documentation (including Form I-9) for employment in the United States with the Company Group.  Within the past three (3) years, the Company has not been the subject of any audit of its immigration, employment verification or Form I-9 practices by any Governmental Entity nor has the Company had any penalties assessed against it by any Governmental Entity due to its hire of unauthorized workers or failure to comply with applicable document collection and retention requirements.

(h)        Within the past three (3) years, there has been no complaint or other labor-related or employment-related charge or complaint pending or threatened against the Company with the Equal Employment Opportunity Commission or any equivalent state agency, the National Labor Relations Board, the United States Department of Labor or similar Governmental Entity. There has not been, in the past three (3) years any claim, controversy or investigation relating to, or any act or allegation of or relating to, race or sex-based discrimination, race-based or sexual harassment or sexual misconduct, or breach of any policy of the Company relating to the foregoing, in each case involving the Company or any current or former employee, officer, director, executive, manager, individual independent contractor or other service provider (in relation to his or her work at the Company) of the Company, nor have there been any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters, nor has any such claim, settlement or other arrangement been proposed or threatened.

Section 3.14        Employee Benefit Plans.

(a)       Schedule 3.14(a) of the Disclosure Schedules sets forth a complete and correct list, as of the date hereof of each material Company Employee Benefit Plan (or form thereof with respect to individual arrangements that do not differ in any material respect from such form). For purposes of this Agreement, “Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each employment, consulting (other than consulting agreements for third party service providers), retirement, option, equity or equity-based, phantom equity, profit sharing, bonus, commission, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, health, medical, dental, life, disability or other welfare and each other benefit or compensation plan, pension, program, policy, agreement, arrangement or Contract (i) that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any ERISA Affiliate or (ii) under or with respect to which the Company or any ERISA Affiliate has any current or contingent liability or obligation (other than any governmental plan or statutorily required benefit).  With respect to each material Company Employee Benefit Plan, to the extent applicable, the Company has furnished to Buyer true and complete copies of (A) the plan documents (and all amendments thereto) (or forms thereof with respect to individual arrangements that do not differ in any material respects from such form), summary plan descriptions and summaries of material modifications, (B) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”), (C) the Form 5500 Annual Report (including all schedules and other attachments) as filed for the most recent three (3) years, (D) all related trust agreements, insurance Contracts, and other funding arrangements and (E) all material correspondence with any Governmental Entity regarding compliance with respect to any Company Employee Benefit Plan.

(b)        No Company Employee Benefit Plan provides, and the Company has no obligation to provide or any other liability with respect to, post-employment or post-termination health or life insurance or other welfare-type benefits for any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Law (“COBRA”) for which the covered Person pays the full cost of coverage). The Company and the ERISA Affiliates have complied in all material respects and are in compliance in all material respects with the requirements of COBRA.  Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to (or is obligated to contribute to) or has any liability (contingent or otherwise) under or with respect to (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, or other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iii) any multiple employer plan as determined under Section 413 of the Code, or (iv) any “multiemployer plan” within the meaning of Section 3(37) of ERISA.  The Company does not have any current or contingent material liability or obligation by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(c)         Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, has received or is otherwise entitled to rely on a current favorable determination or opinion letter to that effect from the IRS, and to the knowledge of the Company, no circumstance exists that would reasonably be expected to result in revocation of any such favorable determination or opinion letter or adversely affect the qualified status of such Company Employee Benefit Plan.  Each Company Employee Benefit Plan and any related trust, insurance Contract or fund has been established, maintained, funded, operated, and administered in accordance with its respective terms and in compliance with all applicable Laws, including ERISA and the Code.  All contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements, and premiums or other payments required to be made prior to the Closing have been timely made and all contributions, distributions, reimbursements and premiums or other payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.  There has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan.  There are no pending or, to the knowledge of the Company, threatened Proceedings with respect to any Company Employee Benefit Plan (other than routine claims for benefits), and, to the knowledge of the Company, there is no circumstance that would reasonably be expected to give rise to any such Proceeding.

(d)         No Company Employee Benefit Plan is currently under audit or examination by the IRS or the Department of Labor.  There are no pending or, to the knowledge of the Company, threatened, audits, investigations, claims, suits, grievances or other Proceedings, and to the knowledge of the Company, there are no facts that could reasonably give rise thereto, involving, directly or indirectly, any Company Employee Benefit Plan or any fiduciary or administrator thereof, or any rights or benefits thereby, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(e)        (i) None of the Company Employee Benefit Plans or any other arrangement obligates the Company to pay any separation, severance, termination or any other benefit or compensation that may be triggered, increased or accelerated or otherwise results in the acceleration of time of payment, funding, or vesting as a result of the execution and delivery of this Agreement or any transaction contemplated by this Agreement (alone, or in combination with any other event), and (ii) no unfunded liability exists under any Company Employee Benefit Plan.

Section 3.15        [Reserved].

Section 3.16        Compliance with Laws; Permits.

(a)        The Company has complied for the past five (5) years and is in compliance, in each case, in all material respects, with all applicable Laws and, for the past five (5) years, no notices have been received by and no claims have been filed against the Company alleging a violation of any such Laws other than immaterial violations that have been resolved prior to the date hereof.  For the past five (5) years, none of the Company Group has received any notice of any violation or any alleged violation of any Law with respect to the Company and its business.  For the past five (5) years, no officer, director, manager, employee, independent contractor, consultant, advisor or agent of the Company has been or is authorized to make or receive, and none of the Company’s officers, directors, managers, employees or consultants or advisors or agents have made or received, any bribe, kickback payment or other illegal payment at any time with respect to the Business. For the past three (3) years, the Leased Real Property has been used, occupied, operated and maintained in accordance with all applicable Laws, including any zoning or building-related Laws.

(b)         For the past five (5) years, the Company has complied and is in compliance with all Delaware Cannabis Laws, in each case, in all material respects.  For the past five (5) years, no notice, action or assertion has been received by the Company Group or, to the Knowledge of the Company, has been filed, commenced or threatened against the Company Group alleging any violation of any Delaware Cannabis Laws with respect to the Company and its Business, in each case, other than any immaterial violations that have been resolved prior to the date hereof and to the Knowledge of the Company, there are no facts or circumstances which could reasonably serve as the basis for any such action or assertion.

(c)         The Company (i) holds all Permits necessary or required for the ownership and use of its assets and properties and the conduct of its business (including all pharmaceutical processor permits and other Permits necessary to operate a cannabis business in the State of Delaware consistent with Delaware Cannabis Laws (the “Marijuana Permits”)) as currently conducted and Schedule 3.16(b) sets forth a list of all of such Permits, and (ii) has been and is in compliance with all terms and conditions of any such Permits.  The Company has made available to the Buyer true and correct copies of the Permits and any related licenses, permits and authorizations to operate, all of which are validly issued and in good standing. Upon receipt of the Delaware Transaction Approval, all such Permits may be relied upon by Buyer and the Company for lawful operation of the business of the Company on and immediately after the Closing without transfer, reissuance or other Governmental Entity action.

(d)        The Company has not received any notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Company conducts business.  There are no Assessments that are unpaid as of the date hereof, and there are no facts or circumstances that would be reasonably likely to result in an increase in liability to the Company after the Closing Date under any applicable workers’ compensation or workplace safety and insurance Laws.  The Company’s accident cost experience relating to the Company’s business is such that there are no pending Assessments, and there are no claims or potential claims which may adversely affect the Company’s accident cost experience.

Section 3.17        Environmental Matters.

(a)        The Company and the Leased Real Property are and have been in material compliance with all applicable Environmental Laws.  The Company has timely obtained, maintains in full force and effect, and is in material compliance with, all Permits required by Environmental Laws to operate the business as conducted as of the Closing Date. The Company has no knowledge of any facts or circumstances concerning any alleged violation or Loss arising under any Environmental Law or Permit thereunder with respect to the Leased Real Property or the business.

(b)         There exists no Order, notice of violation, notice of potential responsible party liability, nor any Proceeding, pending or, to the Company’s Knowledge, threatened, against the Company pursuant to any Environmental Law or Permit thereunder relating to (i) the lease, occupation or use of the Leased Real Property, (ii) any alleged violation of or liability under any Environmental Law or Permit thereunder, (iii) the alleged or suspected presence, release or threatened release of or the exposure to any Hazardous Materials (collectively “Environmental Claims”).

(c)         Except as set forth on Schedule 3.17(c) of the Disclosure Schedules, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any Person to, any Hazardous Material, in each case at any location (including, without limitation, as a result of the sale of products or services by the Company), or owned or operated any real property or facility contaminated by any Hazardous Material by any Person, so as to have given or as may give rise to any liabilities (contingent or otherwise), including any investigatory, corrective or remedial obligations, pursuant to Environmental Laws or any Permit thereunder.

(d)        The Company has not assumed, undertaken, become subject to, or provided an indemnity with respect to any liability, including any investigative, corrective or remedial obligation, of any other Person relating to Environmental Laws.

(e)       The Company has furnished to Buyer true and complete copies of all environmental audits, reports, Order arising under Environmental Laws or Permits thereunder, documents and pleadings related to any Environmental Claim and other material environmental documents relating to the Company and the Leased Real Property that is in its possession, custody or control.

Section 3.18       Affiliated Transactions.  Except as set forth on Schedule 3.18 of the Disclosure Schedules, the Company is not indebted (or committed to make loans or extend or guarantee credit) to any Insider, nor is any Insider a party to any Contract or other transaction with the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.

Section 3.19        Indebtedness.  Except as set forth on Schedule 3.19 of the Disclosure Schedules, the Company has no Indebtedness.

Section 3.20        Product Liability. The Company does not have any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Company or with respect to any services rendered by the Company. Each product sold or delivered and each service rendered by the Company has been in conformity in all material respects with contractual commitments and express and implied warranties and the Company does not have any liability or obligation for replacement thereof. There have been and there are no product recalls or withdrawals or requests for product recalls or withdrawals by any Governmental Entity or by any customer of the Company.

Section 3.21      Sale Procedures. Cannabist acknowledges and agrees, that Buyer and its affiliates have acted in good faith during and in connection with the sale process relating to the Company, including with respect to the negotiation of this Agreement, and confirms that, based solely on its actual Knowledge as of the date hereof, Buyer and its affiliates have complied with the bidding procedures applicable thereto.

Section 3.22      No Other Representations or Warranties. Except for the representations and warranties made by the Company and Cannabist in this Article III (as qualified by the Disclosure Schedules), none of the Company, Cannabist or other Person makes any other express or implied representation or warranty, either written or oral, with respect to the Company, Cannabist or the Purchased Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Cannabist and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants that each of the following representations are true and correct as of the date hereof:

Section 4.1          Organization; Authorization.  Buyer is a limited liability company duly formed under the Laws of the State of Nevada with full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer and no other Proceedings on the part of Buyer is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby.  This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. As of the date of this Agreement, Millstreet is the indirect owner of, or exercises control and direction and has voting and investment discretion over, $33,153,000.00 of Notes.

Section 4.2          Non-contravention. Other than the Delaware Transaction Approval and subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, the execution, delivery and performance of this Agreement and any related agreements and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not (a) require the authorization, consent or approval of, an exemption or waiver from, notice or declaration to, or the filing of any document or with, or the payment of any amounts to, any Person, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both) the governing documents of Buyer or (c) violate any Law or Order..

Section 4.3          Sufficiency of Funds.  Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to (a) make payment of the Initial Closing Cash Payment at the Closing, (b) deposit the Deposit Escrow Amount within two Business Days of the date of this Agreement, (c) deposit the Offset Escrow Amount at Closing, (d) make payment of the Excess Amount, if any, and (e) consummate the transactions contemplated hereby; and Buyer acknowledges that its obligations hereunder are not conditioned upon the availability of any financing.

Section 4.4          No Litigation. There are no, and there have not been any, Proceedings pending or threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Entity or arbitrator that would reasonably be expected to impact Buyer’s ability to consummate the transactions contemplated hereby or otherwise impede Buyer’s ability to purchase or own the Purchased Assets. Buyer is not subject to or bound by any outstanding Orders applicable to the transactions contemplated hereby.

Section 4.5        Brokerage. Neither Buyer nor anyone on its behalf has engaged any broker, finder or similar agent in connection with the transactions contemplated by this Agreement. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer.

Section 4.6         No Other Representations or Warranties. Buyer has conducted its own independent review and analysis of the Purchased Assets and the Assumed Liabilities and acknowledges that it has been provided with access to the properties, premises and records of the Company for this purpose. In entering into this Agreement and the other Transaction Agreements, Buyer relied solely upon its own investigation and analysis and the representations and warranties of the Company and Cannabist set forth in this Agreement and the other Transaction Agreements, and Buyer acknowledges and agrees that, except for the representations and warranties made by the Company and Cannabist in Article III (as qualified by the Disclosure Schedules) and in the other Transaction Agreements, neither Cannabist, the Company, nor other Person makes any other express or implied representation or warranty, either written or oral, with respect to the Company or the Purchased Assets or the Assumed Liabilities, and Buyer has not relied upon and is not relying upon any other express or implied representation or warranty, either written or oral, or any other information or communications in its determination to effect the transactions contemplated by this Agreement.

ARTICLE V
PRE-CLOSING COVENANTS

Section 5.1        Signing Payments. Within two Business Days of the date of this Agreement, Buyer shall deposit with the Escrow Agent an amount in cash of $3,300,000 (the “Deposit Escrow Amount”) in accordance with this Agreement and an escrow agreement by and among Cannabist, Buyer and the Escrow Agent in the form mutually agreed to between the parties thereto (the “Escrow Agreement”). The Deposit Escrow Amount shall be maintained by the Escrow Agent in an escrow account (the “Escrow Account”) and shall be administered and payable in accordance with this Agreement and the Escrow Agreement. Pursuant to the Escrow Agreement, the Escrow Agent will hold such Deposit Escrow Amount until the earlier of (such date, the “Deposit Escrow Release Date”): (i) Closing Date, after which the Deposit Escrow Amount shall be promptly released to Cannabist, (ii) the date on which this Agreement is terminated by Cannabist pursuant to Section 8.1(c)(i), after which the Deposit Escrow Amount shall be promptly released to Cannabist; (iii) the date on which this Agreement is terminated for any reason (other than pursuant to clause (ii) above), after which the Deposit Escrow Amount shall be promptly released to Buyer. No later than two Business Days following the Deposit Escrow Release Date, Cannabist and Buyer shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release the Deposit Escrow Amount in accordance with the preceding sentence.

Section 5.2         Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise consented to in writing by Buyer (which consent may not be unreasonably withheld, delayed or conditioned), and subject to CCAA or as ordered by the Canadian Court and the matters set forth in Section 5.2 of the Disclosure Schedules, the Company shall conduct its business and the affairs in the Ordinary Course of Business; provided, that actions taken (A) at Buyer’s written request or (B) as required by applicable Law or Order shall be deemed to be in the Ordinary Course of Business and shall not constitute a breach of this Section 5.2; and provided further, that nothing in this Section 5.2 shall prohibit the Company from making cash payments under intercompany Indebtedness (including amounts owing to Cannabist or any of their Affiliates) identified in Schedule 3.19 of the Disclosure Schedules. Without limiting the foregoing, from the date hereof until the Closing Date, and subject to CCAA or as ordered by the Canadian Court and the matters set forth in Section 5.2 of the Disclosure Schedules, the Company shall, and Cannabist shall cause the Company to:

(a)         pay its debts and other obligations when due (taking into account any applicable extensions provided by Law);

(b)        maintain the assets owned, operated, or used by it in substantially same condition as they were on the date of this Agreement, subject to reasonable wear and tear and the sale of inventory and other assets in the Ordinary Course of Business;

(c)          maintain a level and mix of inventory substantially commensurate with past practices;

(d)        (i) perform all of its obligations under all Material Contracts and (ii) not amend in any material respect, terminate, cancel, renew or waive any material rights under any Material Contract, or enter into any Material Contract (or any Contract that would be required to be included on the Disclosure Schedules), except, in each case, in the Ordinary Course of Business (including renewals and extensions in the Ordinary Course of Business);

(e)          not accelerate any accounts receivable of the Company or delay any accounts payable of the Company;

(f)          maintain its books and records in the Ordinary Course of Business;

(g)       maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company;

(h)         not take or permit any action that would reasonably expect to have, individually or in the aggregate, a Material Adverse Effect, or fail to take any action, the omission of which would reasonably be expected to have a Material Adverse Effect;

(i)         not issue, sell, grant, dispose of, pledge or otherwise encumber any Equity, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Equity, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other Contracts of any character to purchase or acquire any Equity, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Equity, voting securities or equity interests;

(j)          other than in connection with a debtor-in-possession or similar financing incurred in compliance with the CCAA, not incur or assume any Indebtedness or guarantee any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or cancel or compromise any debt or claim or waive or release any material right of the Company regarding such debt;

(k)          not make or commit to make any capital expenditure in excess of $50,000 individually or $200,000 in the aggregate;

(l)           not directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest in any Person;

(m)         not make any loan or advance to or investment in any Person;

(n)         not (i) hire any employees with annual compensation in excess of $100,000, other than in the Ordinary Course of Business, (ii) increase the compensation payable or to become payable by the Company, other than annual increases or increases in connection with promotions or role changes, in each case in the Ordinary Course of Business, (iii) grant any bonus, benefit or other direct or indirect compensation to any employees other than to new employees or as provided for under any Company Employee Benefit Plan(s) in existence as of the date hereof, (iv) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for or with any employees or otherwise modify or amend or terminate any such plan or arrangement, or (v) enter into any employment, deferred compensation, severance, consulting, non-competition or similar Contract (or amend any such Contract) other than offer letters with new employees with annual compensation less than $100,000 that are entered into in the Ordinary Course of Business;

(o)       not make any changes in accounting methods, principles or practices, except as may be required by a change in GAAP or applicable Law;

(p)         not amend any Company Governing Documents in a manner adverse to Buyer;

(q)         not change, make or revoke any election concerning Taxes, file any amended Tax Return, enter into any closing agreement or waiver or extension of the statute of limitations period with respect to any Tax or Tax Proceeding, settle any Tax Proceeding or obtain any Tax ruling, change of any method of accounting of the Company for Tax purposes, claim any Tax refund or surrender any right to claim a Tax refund, change any annual accounting period of the Company with respect to any Tax or make any election with respect to Taxes that is outside the Ordinary Course of Business or take any action or enter into any other transaction outside the Ordinary Course of Business that would, in each case, adversely impact the Taxes of the Purchased Assets or the Assumed Liabilities in the Post-Closing Tax Period in any material respect or have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of a Post-Closing Tax Period;

(r)       not adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than in connection with the Canadian Proceeding;

(s)          not acquire or dispose of any properties or assets other than in the Ordinary Course of Business with an individual value of less than $10,000 or aggregate value of less than $50,000, other than sales of inventory in the Ordinary Course of Business;

(t)          except for any Liens granted by the Canadian Court, not allow any properties or assets to become subject to a Lien, other than a Permitted Lien or a Lien to be released pursuant to the Lien Releases;

(u)        not settle, compromise or initiate any material Proceeding relating to the Business other than (i) in connection with the Canadian Proceeding or (ii) any settlement or release entered into in the Ordinary Course of Business, that (A) contemplates only the payment of money (provided that such payment is made prior to Closing) without ongoing limits on the conduct or operation of the Business, (B) results in a full release of the Company with respect to the claims giving rise to such action, or (C) involves the payment of liabilities reflected or reserved against in full in the Financial Statements;

(v)       not declare, set aside, establish a record date for, make or pay a dividend or distribution with respect to any of its equity interests, including of Free Cash, or enter into any Contract with respect thereto;

(w)      upon Buyer’s request, submit to the Delaware Office of Marijuana Commissioner, or such other Governmental Entity as appropriate, any brand, product, or formulation for approval for manufacture and sale in the State of Delaware; provided, however, that the Company may not produce or sell any such brand, product, or formulation prior to the Closing Date;

(x)         maintain its Permits and not initiate or cause to be initiated any Proceeding related to or in connection with the grant of Permits by any Governmental Entity pursuant to, in relation to, or otherwise in connection with the Delaware Cannabis Laws;

(y)       not materially change the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(z)        not transfer or assign or grant any license or sublicense under or with respect to any Owned Intellectual Property other than non-exclusive licenses in the Ordinary Course of Business, or abandon or fail to maintain in full force and effect any registered Owned Intellectual Property;

(aa)        maintain reasonable measures to protect the confidentiality of any trade secrets; and

(bb)       not enter into any new line of business or abandon or discontinue any existing line of business.

Section 5.3          Access to Information; Confidentiality.

(a)         From the date hereof until the earlier of the termination of this Agreement in accordance with Article VIII or the Closing, the Company shall (i) afford Buyer and its representatives reasonable access to and the right to inspect, with reasonable advance notice, all of the assets, premises, books and records, Contracts and other documents and data related to the Company or the Business; (ii) furnish Buyer and its representatives with such financial, operating, and other data and information related to the Company or the Business as Buyer and its representatives may reasonably request; and (iii) instruct the representatives of the Company to reasonably cooperate with Buyer and its representatives in their investigation of the Company and the Business.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Company or Cannabist in this Agreement or any other Transaction Agreement.

(b)        The Parties agree that the terms of this Agreement and all information exchanged hereto shall be kept confidential by the Parties and their representatives and not disclosed to any other Person without the prior consent of the other party; provided, that the Company Group (and in respect of clause (iii), its representatives) and Buyer may, with prior notice to the other Party, and good faith agreement with respect to timing (i) issue a press release detailing the general terms of the transactions contemplated hereby, which press release may be publicly filed with Cboe, the SEC or other regulatory bodies, (ii) disclose such information to the extent required by applicable Law, the CCAA, the Canadian Court or Cboe policy and (iii) solely with respect to the Company Group and its representatives, obtaining the consents and/or lien releases contemplated by Section 2.6 and Section 8.1(b), respectively. Each Party and their respective representatives may disclose the terms of the Transaction Agreements to their respective lenders, Affiliates and advisors and other Representatives on a confidential and need-to-know basis. Notwithstanding the foregoing, nothing in this Section 5.3(b) will prevent any party hereto from making any other public disclosure required by Law or the rules or policies of any stock exchange.

Section 5.4          Notice of Certain Events. From the date hereof until the Closing, the Company shall promptly notify Buyer and Cannabist shall cause the Company to promptly notify Buyer in writing of:

(a)       any fact, circumstance, event, or action, the existence, occurrence, or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company Group hereunder not being true and correct, (iii) has resulted in, or could reasonably be expected to result in a breach of this Article V or (iv) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied;

(b)         any notice or other communication from any Person alleging that the consent of, or any notice or payment to, such Person is or may be required in connection with the transactions contemplated hereby;

(c)         any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby; and

(d)         any Proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company Group that, if pending on the date of this Agreement, would have been required to have been disclosed in the Disclosure Schedules or that relates to the consummation of the transactions contemplated hereby.

No receipt of information pursuant to the terms of this Agreement shall operate as a waiver or otherwise affect any representation, warranty, agreement given or made by the Company or Cannabist in this Agreement or any other Transaction Agreement, and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.5           Governmental Approvals.

(a)         Each Party shall, as promptly as possible following the execution of this Agreement, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates or any rules or policies of any stock exchange (including those required to obtain the Delaware Transaction Approval); and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Entities that may be or become necessary in connection with the execution and delivery of this Agreement and the performance of his, her or its obligations pursuant to this Agreement and any other certificate, agreement, document, or instrument to be executed and delivered by it in connection with the transactions contemplated hereby (including those required to obtain the Delaware Transaction Approval). Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals. Without limiting the generality of the provisions of this Section 5.5, Buyer shall as promptly as reasonably practicable (and in any event, no later than 10 Business Days following the date of this Agreement) furnish to Cannabist all information as is necessary for the Parties to submit the filings necessary to obtain the Delaware Transaction Approval.

(b)         Without limiting the generality of the undertakings of the Parties pursuant to clause (a) above, each of the Parties shall use all reasonable best efforts to:

 (i)         respond to any inquires by any Governmental Entity regarding matters with respect to the transactions contemplated hereby;

 (ii)       avoid the imposition of any Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated hereby; and

 (iii)      In the event any Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby has been issued, have such Order vacated or lifted.

Section 5.6           Canadian Court Approval.  Each Party acknowledges that this Agreement and the transactions contemplated hereby are subject to Canadian Court approval pursuant to the Sale Order. From and after the date of execution of this Agreement and until the Closing Date, Cannabist shall (x) deliver to the Buyer copies of all substantive pleadings, motions, notices, statements, schedules, applications, reports and other papers that relate, in whole or in part, to this Agreement that are to be filed by Cannabist in connection with the approval of the transactions contemplated by this Agreement by the Canadian Court in advance of their filing, and (y) provide the Buyer with a reasonable opportunity to review and comment thereon. Cannabist shall act reasonably and in good faith in considering any comments provided by the Buyer to such papers; provided, however that, subject in each case to the foregoing good faith obligations of Cannabist, it shall have no obligation to accept and incorporate the Buyer’s comments to such papers and neither Cannabist’s inadvertent failure to comply with Section 5.6, nor Cannabist’s failure to comply with this Section 5.6 due to emergency circumstances, shall constitute a breach under this Agreement. Cannabist shall file a motion seeking approval of the Sale Order, and the Canadian Court shall have entered the Sale Order by no later than May 15, 2026 (unless such date is extended with the consent of Buyer).

Section 5.7          Closing Conditions. From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

 Section 5.8         Employee Matters.

(a)       Prior to the Closing Date, Buyer shall, or shall cause an Affiliate of Buyer to, provide a written offer of post-Closing employment to each Business Employee other than those Business Employees set forth on Exhibit D (the “Non-Offered Employees”), to be effective on and subject to the occurrence of the Closing (including those Non-Offered Employees on temporary furlough, leave of absence (including medical leave, military leave, or workers’ compensation leave) or short-term or long-term disability, in each case to the extent that such Business Employee has reemployment rights guaranteed under federal or state Law, in which case such offer of employment will be effective as soon as reasonably practicable following the date on which such Business Employee is ready to return to active employment, subject in all cases to such Business Employee presenting himself or herself to return to work within six months following the commencement of such leave) (the “Offered Employees”).  Each such offer of employment shall provide for (i) an annual base salary or hourly wage rate, as applicable, that is no less favorable than the annual base salary or hourly wage rate, as applicable, in effect with respect to such Offered Employee immediately prior to the Closing, (ii) target short-term cash incentive compensation opportunities that are substantially comparable to the target short-term cash incentive compensation opportunities as in effect with respect to such Offered Employee immediately prior to the Closing, and (iii) employee benefits (excluding any equity-based compensation, change in control, retention, severance, deferred compensation and defined benefit pension benefits) that are substantially comparable, in the aggregate, to those employee benefits provided to such Offered Employee immediately prior to the Closing (excluding equity-based compensation, change in control, retention, severance, deferred compensation and defined benefit pension benefits). Each Offered Employee who accepts employment on the terms and conditions set forth by Buyer or one of its Affiliates prior to the Closing, and commences employment with Buyer or one of its Affiliates on the Closing (or if later, on such Offered Employee’s return from leave as contemplated above), shall be referred to herein as a “Transferred Employee.” Each Non-Offered Employee and each Offered Employee who does not accept employment with Buyer or one of its Affiliates, or who does not commence employment with Buyer or one of its Affiliates on the Closing (or if later, on such employee’s return from leave as contemplated above), shall be referred to herein as a “Non-Transferred Employee.”  Subject to the terms of this Agreement, Cannabist, on behalf of itself and each member of the Company Group, shall, and does hereby, consent to the hiring of each Offered Employee by Buyer or its Affiliate as of the Closing and hereby waives all claims and rights the Company Group may have against the Company, Buyer, or any such Offered Employee, effective as of the Closing Date, from any existing non-competition, non-solicitation, or confidentiality obligation or employment agreement or otherwise owed to the Company Group with respect to Buyer’s (or its Affiliate’s) offering to hire, and hiring, of the Offered Employees.  The Company and Cannabist agree to act reasonably and in good faith, cooperating with Buyer at all times from and after the date of this Agreement, to facilitate the making of Buyer’s employment offers to the Offered Employees.  Without limiting the generality of the foregoing and in furtherance thereof, the Company and Cannabist agree to make all Offered Employees reasonably available to Buyer during regular business hours and to facilitate all communications from Buyer regarding the terms and conditions of Buyer’s employment offers.  The Parties agree to use commercially reasonable efforts to communicate all employment offers no later than two weeks prior to the Closing Date.

(b)       Except as described in this Section 5.8, neither Buyer nor any of its Affiliates (including for the avoidance of doubt, the Company following the Closing) shall have any liability with respect to (i) any Non-Transferred Employee or former employee or consultant of the Company Group (including any Person currently covered by any Company Employee Benefit Plan who is not a Transferred Employee), regardless of when such liability arose or occurred (whether on, prior to or after the Closing Date) and (ii) any Transferred Employee, if such liability arose or occurred prior to the Closing Date.

(c)        Buyer will be responsible for any notices required to be given under, and to otherwise comply with, the WARN Act or any similar state or local Law relating to any “plant closing” or “mass layoff” or similar event resulting from Buyer’s layoff or termination of employment of any Business Employees or other employees of the Company Group occurring on or after the Closing Date. For a period of ninety (90) days following the Closing Date, Buyer and its Affiliates shall not engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of Buyer or its Affiliates that, if aggregated with any such conduct on the part of the Company or their Affiliates prior to the Closing Date, would trigger the WARN Act.

(d)        To the extent reflected in Final Working Capital, Buyer shall, or shall cause an Affiliate to, assume and honor all accrued but unused vacation and paid time off of the Transferred Employees as of the Closing Date.

(e)       The Transferred Employees will receive credit for all periods of employment or service with the Company Group (or predecessor entity) before the Closing Date for purposes of (i) vacation or paid time off and (ii) calculating benefits, eligibility and vesting under any employee benefit plans, programs, or arrangements maintained by Buyer or any of its Affiliates on or after the Closing Date that are made available to such Transferred Employees to the same extent and for the same purpose that such service was credited before the Closing Date under the corresponding Company Employee Benefit Plan; provided, however, that no such service shall be recognized to the extent that such recognition would result in the duplication of benefits for the same period of service. In addition, without limiting the generality of the foregoing, (A) each Transferred Employee shall be immediately eligible to participate, without any waiting period, in any and all group welfare benefit plans of Buyer or its respective Affiliates providing benefits to any Transferred Employee on or after the Closing Date (“Buyer Plans”), and (B) for purposes of each Buyer Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to cause (x) all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such Buyer Plan to be waived for such Transferred Employee and his or her covered dependents (to the extent waived or satisfied under the comparable Company Employee Benefit Plan immediately prior to the Closing), and (y) if applicable, any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the plan year in which the Closing Date occurs to be taken into account under such Buyer Plan for purposes of satisfying all deductibles, coinsurance payments, co-payments, and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for such plan year.

(f)        Prior to making any broad-based written or oral communications to any Business Employee pertaining to compensation or benefits matters described in this Agreement that will be effected at or following Closing, the Company will provide Buyer with a copy of the intended communication, Buyer will have a reasonable period of time to review and comment on the communication, and the Company will incorporate any such comments made reasonably and in good faith.

(g)         This Section 5.8 will be binding on all successors and assigns of Buyer and the Company. Nothing contained herein, express or implied, shall (i) confer upon any individual (including any Transferred Employee, Non-Transferred Employee, employee, retiree, or any other service provider to the Company, or any dependent, beneficiary, or legal representative of any of the foregoing Persons) any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, (ii) constitute the establishment, adoption, modification, amendment, or termination of any Company Employee Benefit Plan, Buyer Plan, or any other employee benefit plan, program, policy, arrangement, or agreement, (iii) confer upon any individual (including any Transferred Employee, Non-Transferred Employee, employee, retiree, or other service provider to the Company, or any dependent, beneficiary or legal representative of any of the foregoing Persons) any right as a third-party beneficiary of this Agreement, (iv) alter or limit the ability of Buyer or any of its Affiliates to amend, modify, or terminate any Company Employee Benefit Plan or any other benefit plan, program, policy, arrangement, or agreement, or (v) require Buyer or any of its Affiliates to (x) provide any specific benefits, level of benefits, or participation rights in any plan, program, or arrangement maintained by Buyer or any of its Affiliates or (y) to adopt, maintain, amend, or terminate any particular plan, program, policy, arrangement, or agreement maintained by the Company or any of its subsidiaries.

Section 5.9        Guarantees; Other Obligations. At or before the Closing, Buyer shall (a) arrange for substitute letters of credit, Buyer guarantees and other obligations to replace each Seller Guarantee set forth on Schedule 5.9 (the “Lease Guarantees”), provided that each such Lease Guarantee is outstanding as of the Closing Date, or (b) assume all obligations under each Lease Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form and substance satisfactory to Cannabist) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Lease Guarantees.  To the extent the beneficiary or counterparty under any Lease Guarantee does not accept as of the Closing any such substitute letter of credit, Buyer guarantee or other obligation proffered by Buyer, effective from and after the Closing Date, Buyer shall, and shall cause each of its Affiliates to, (x) indemnify, defend and hold harmless Cannabist and its Affiliates against, and reimburse Cannabist and its Affiliates for, all amounts paid, including costs or expenses in connection with such Lease Guarantees, including Cannabist and itsAffiliates’ expenses in maintaining such Lease Guarantees, whether or not any such Lease Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Cannabist and its Affiliates to the extent any Lease Guarantee is called upon and any of Cannabist, any Seller or any Affiliate of the foregoing makes any payment or is otherwise obligated to reimburse the party issuing the Lease Guarantee and (y) not, without Cannabist’s prior written consent, amend in any manner adverse to Cannabist and its Affiliates, or extend (or permit the extension of), any Lease Guarantee or any obligation support by any Lease Guarantee prior to the irrevocable and unconditional release of Cannabist, the Sellers and their Affiliates.  At the request of Cannabist, and at any time a Party’s obligations under any Lease Guarantee has not been irrevocably and unconditionally released, Buyer shall provide Cannabist and its Affiliates with letters of credit, issued by an issuer reasonably acceptable to Cannabist and in an amount equal to Cannabist’s and its Affiliates’ maximum potential Liability pursuant to the immediately preceding sentence.  Any such letter of credit, guarantee or other financial assurance obligation shall not expire, terminate or be cancelled until Cannabist and its Affiliates are irrevocably and unconditionally fully released from the entire potential Liability with respect to all Lease Guarantees. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.9 shall require any of Cannabist or its Affiliates to maintain, renew, issue anew, amend or modify any such Lease Guarantee in any respect from and after the Closing Date.

Section 5.10      Retail Inventory; Cultivation Facility. From and after the date hereof through Closing, Cannabist shall, and shall cause the Company to (i) furnish to Buyer weekly reports setting forth the amount of retail inventory and product lists at each DE Location and (ii) furnish to Buyer monthly reports setting forth cultivation updates and workings at the Cultivation Facility; and (iii) provide Buyer with reasonable access to, and inspection rights with respect to, the Cultivation Facility subject to the following: (A) any such access or inspection shall be conducted only during normal business hours; (B) Buyer shall provide no less than three (3) Business Days' prior written notice to Cannabist of any requested access or inspection, which notice shall specify the proposed date and time, the identities of all individuals seeking access, and the purpose of the inspection; (C) at all times during any access or inspection, Buyer and each of its representatives shall be accompanied by at least one employee of the Company who holds a valid badge or other credential issued by the applicable Governmental Entity authorizing access to the Cultivation Facility.  At Buyer's written request, Cannabist shall, and shall cause the Company, as applicable, to, place additional orders for inventory at any DE Location within five (5) Business Days of any such request; provided that (i) no single inventory order shall exceed $100,000 in the aggregate; and (ii) Buyer shall not submit more than one (1) such request per thirty (30) calendar day period. For the avoidance of doubt, any inventory ordered pursuant to this Section 5.10 shall be included as Current Assets in the Working Capital calculation.

 ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1      Survival of Representations and Warranties.  All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date.  Notwithstanding the foregoing and except with respect to fraud or intentional misrepresentation, no Party shall be entitled to recover for any Loss pursuant to Section 6.2(a)(i) or Section 6.2(a)(A) unless written notice of a claim thereof is delivered to the Party against whom such indemnity may be sought prior to (a) with respect to Fundamental Representations, the date that is the later of (x) twelve (12) months after the Closing Date and (y) the date on which Cannabist is wound down or liquidated (provided that, in no event shall the date be later than the date that is 60 calendar days after the expiration of the applicable statute of limitations (including any extension, waiver, mitigation, or tolling thereof)) and (b) with respect to Intermediate Representations and all other representations and warranties, the date that is twelve (12) months after the Closing Date (as applicable, the “Survival Period”). Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Section 6.2(a)(i) or Section 6.2(a)(A), and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if notice of the actual or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the applicable Party prior to such time, and any such representation or warranty, and the right to indemnity with respect thereto, shall survive until the claim for indemnity with respect to such inaccuracy or breach is finally resolved and any applicable obligation to remedy such inaccuracy or breach has been fully satisfied.

Section 6.2           General Indemnification.

(a)         From and after the Closing, Cannabist shall indemnify the Buyer Indemnified Parties and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Buyer Indemnified Parties for any and all Losses which any such Buyer Indemnified Party may suffer, sustain or become subject to as a result of, arising from, in connection with, by virtue of or related to (i) any breach or inaccuracy of any representation or warranty made by Cannabist or the Company in this Agreement or any other Transaction Agreement, including Article III of this Agreement, (ii) any breach or non‑fulfillment of any covenant, agreement or other provision by Cannabist or the Company under this Agreement or any other Transaction Agreement, (iii) any Transaction Payments to the extent not included in Final Transaction Payments, (iv) any Indebtedness to the extent not included in Final Indebtedness, (v) any Indemnified Taxes, (vi) any information, calculation or determination set forth in the Funds Flow or instructions provided by Cannabist or the Company with respect to the allocation, payment of the Initial Closing Cash Payment, or any alleged inaccuracy, discrepancy or impropriety with respect to any of the foregoing, including with respect to purported ownership of the Purchased Assets, and (vii) Cannabist’s or its Affiliates’ Indebtedness, including the Notes. From and after the Closing, Buyer shall indemnify the Seller Indemnified Parties and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Seller Indemnified Parties for any and all Losses which any such Seller Indemnified Party may suffer, sustain or become subject to as a result of, arising from, in connection with, by virtue of or related to (A) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement, including Article IV, or in any certificate furnished by or on behalf of Buyer pursuant to this Agreement, and (B) any breach or non‑fulfillment of any covenant, agreement or other provision by Buyer under this Agreement.

(b)        Cannabist shall not be liable to the Buyer Indemnified Parties for any Loss (i) pursuant to Section 6.2(a)(i) (other than with respect to the Fundamental Representations) until the aggregate amount of all Losses that Cannabist would, but for this clause (i), be liable for exceeds $550,000 in the aggregate (the “Basket Amount”); provided, however, that Cannabist shall then be liable for the total amount of such Losses including the Basket Amount; or (ii) to the extent the aggregate amount of all Losses previously indemnified by Cannabist pursuant to Section 6.2(a)(i) (other than with respect to Fundamental Representations and the Intermediate Representations) exceeds $825,000 (the “Cap”); provided that, with respect to claims pursuant to Section 6.2(a)(i) for breach of the Intermediate Representations, the cap shall be $1,650,000. Buyer shall not be liable to the Seller Indemnified Parties for any Loss (A) pursuant to Section 6.2(a)(A) until the aggregate amount of all Losses that the Buyer would, but for this clause (A), be liable for exceeds the Basket Amount; provided, however, that Buyer shall then be liable for the total amount of such Losses including the Basket Amount; or (B) to the extent the aggregate amount of all Losses previously indemnified by Buyer pursuant to Section 6.2(a)(A) exceeds the Cap.  Notwithstanding anything to the contrary contained herein, the Basket Amount and the Cap shall not apply with respect to any Loss arising from (and such Loss shall not be counted toward the Cap) fraud or intentional misrepresentation. The aggregate amount of all Losses for which Cannabist shall be liable to the Buyer Indemnified Parties under this Agreement (including with respect to Fundamental Representations) shall not exceed the Purchase Price actually paid to such Parties.

(c)          Any Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 6.2(a) shall be satisfied pursuant to Section 6.2(d).

(d)      Subject to the remaining provisions of this subsection (d), any payment to be made by Cannabist with respect to any indemnification obligations for Losses pursuant to this Article VI, which Losses have been finally determined in accordance with Section 6.4 (such Losses, “Indemnifiable Losses”) shall be satisfied, (i)  first, solely from the Offset Escrow Amount then available in the Escrow Account and no later than five (5) days from the date upon which such Indemnifiable Losses become due and payable hereunder, Cannabist and Buyer shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to Buyer an amount equal to such Indemnifiable Losses from the Escrow Account, then (ii) second, with respect to claims pursuant to Section 6.2(a)(i) for breach of the Fundamental Representations, solely to the extent the Offset Escrow Amount has been exhausted or has been released, directly against Cannabist. Any payments to be made by any Party pursuant to this Section 6.2(d)(ii) shall be paid by wire transfer of immediately available funds within five (5) calendar days after the final determination of such payment obligation.

(e)        The amount of any Loss for which indemnification is provided under this Article VI shall be net of any amounts actually received by the indemnified Party as a result of such Loss under insurance policies or other third party sources of reimbursement or indemnification (with such amount, for the avoidance of doubt, reduced by any fees or expenses (including any payment with respect to attorneys’ fees and disbursements and/or any increase in insurance premiums) incurred in obtaining such recovery); provided, however, that in no event shall any indemnified Party be required to seek any recovery under any insurance policy or otherwise as a condition to receiving indemnification under this Article VI.

(f)          Notwithstanding anything to the contrary contained herein, for the purpose of determining the amount of Losses indemnifiable under this Section 6.2, each representation or warranty made by Cannabist or the Company contained in this Agreement or any other Transaction Agreement shall be read without regard and without giving effect to any Material Adverse Effect or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty; provided that the word “Material” contained in the defined term “Material Contract” will not be disregarded.

(g)      No Party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Losses even though such Losses, or any other incident, may have result from the breach of more than one of the representations, warranties and covenants, or any other indemnity, under this Agreement or any related agreement.

(h)        All indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price for all relevant Tax purposes.

(i)          The procedure for indemnification shall be as set forth in this Section 6.2 and Section 6.3(a).

Section 6.3           Certain Tax Matters.

(a)        For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period, the Parties agree as follows:

 (i)         In the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

 (ii)       In the case of all other Taxes for a Straddle Period (including income Taxes, employment Taxes, and sales and use Taxes but excluding Transfer Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(b)         The Purchase Price (including adjustments thereto) shall be allocated by Buyer among the Purchased Assets and the Assumed Liabilities in accordance with Code Section 1060. A statement setting forth such allocation shall be provided by Buyer to the Company within 90 days after the Closing and shall be updated as required by Buyer under Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Asset Purchase Price Allocation”). The Parties shall report, act and file all Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Asset Purchase Price Allocation and this Section 6.3(b), and no Party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Asset Purchase Price Allocation Schedule or this Section 6.3(b) unless required to do so by a “determination” (as defined in Section 1313(a) of the Code).

(c)         All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the sale of the Purchased Assets or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”), and all reasonable out-of-pocket costs and expenses for the preparation and filing of Tax Returns relating to Transfer Taxes, shall be borne by the Buyer.  The parties hereto shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.  All Tax Returns relating to Transfer Taxes shall be prepared and timely filed by the party responsible for such filing under applicable Law.

(d)         To the extent there is a conflict between this Section 6.3 and Section 6.4 with respect to Taxes or any Tax matter, the provisions of this Section 6.3 shall control. Nothing in this Section 6.3 shall be construed to extend the applicable indemnification period beyond the Survival Period or extend or otherwise expand any limitations (including, for the avoidance of doubt, the Basket Amount and Cap) agreed to by the Parties with respect to Indemnified Taxes or Fundamental Representations provided herein.

Section 6.4          Indemnification Procedures.

(a)         Notice of Claims; Assumption of Defense. The indemnified Party shall give prompt written notice to the indemnifying Party, in accordance with the terms of Section 9.2, of the assertion of any claim, or the commencement of any Proceeding by any Person, in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor and giving the indemnifying Party such information with respect thereto as the indemnifying Party may reasonably request, but the failure to give such notice shall not be a condition precedent to indemnification hereunder except and only to the extent that the indemnifying Party is prejudiced by reason of such failure.  The indemnifying Party may, at its own expense, (a) participate in the defense of any Proceeding asserted by a Person that is not a party to this Agreement (a “Third Party Claim”) and (b) upon notice to the indemnified Party and the indemnifying Party’s written agreement that the indemnified Party is entitled to indemnification pursuant to this Agreement for all of the indemnified Party’s Losses arising out of such Third Party Claim, at any time during the course of any such Third Party Claim, assume the defense thereof; provided, however, that (i)  the indemnifying Party shall thereafter consult with the indemnified Party upon the indemnified Party’s reasonable request for such consultation from time to time with respect to such Third Party Claim and (ii) such Third Party Claim does not relate to or arise in connection with any criminal Proceeding.  If the indemnifying Party assumes such defense, the indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party.  If, however, in the opinion of the indemnified Party’s counsel, the representation by the indemnifying Party’s counsel of both the indemnifying Party and the indemnified Party would present such counsel with a conflict of interest, then such indemnified Party may employ separate counsel to represent or defend it in any such Third Party Claim and the indemnifying Party shall pay the fees and disbursements of such separate counsel.  Whether or not the indemnifying Party chooses to defend or prosecute any such Third Party Claim, all of the Parties shall cooperate in the defense or prosecution thereof, including making available (subject to confidentiality provisions) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)       Settlement or Compromise.  Any settlement or compromise made or caused to be made by the indemnified Party or the indemnifying Party, as the case may be, of any such Third Party Claim shall also be binding upon the indemnifying Party or the indemnified Party, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that the indemnifying Party shall not settle or compromise any such Third Party Claim, or otherwise acknowledge or admit the validity of such claim or any liability in respect thereof if such settlement, compromise, acknowledgement or admission (i) would result in an Order, injunction or other equitable remedy in respect of the indemnified Party or would otherwise have a direct adverse effect upon the indemnified Party’s continuing operations, (ii) would give rise to any liability on the part of the indemnified Party for which the indemnifying Party shall have not agreed in writing that such indemnifying Party is solely obligated to satisfy and discharge such Third Party Claim, (iii) would result in liabilities which, taken together with the other existing claims under this Article VI, would not be fully indemnified hereunder, (iv) does not expressly and unconditionally release the indemnified Party from all liabilities with respect to such Third Party Claim or (v) includes any statement or an admission of fact as to the culpability or failure to act by or on behalf of the indemnified Party; in each case, without the prior written consent of the indemnified Party.  The indemnified Party will give the indemnifying Party at least 30 days’ notice of any proposed settlement or compromise of any Third Party Claim it is defending, during which time the indemnifying Party may assume the defense of, and responsibility for, such Third Party Claim, provided that such assumption is otherwise permitted under paragraph (a), and if it does so the proposed settlement or compromise may not be made.

(c)        Failure of Indemnifying Party to Act.  In the event that the indemnifying Party does not elect to assume the defense of any Third Party Claim, fails to promptly notify the indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the indemnified Party may defend and settle such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(d)        Procedure for Indemnification.  Upon becoming aware of a claim for indemnification hereunder, the indemnified Party shall give, in accordance with the terms of Section 9.2, notice of such claim (a “Claim Notice”) to the indemnifying Party, providing reasonable detail of how the claim has arisen and an estimate of the amount the indemnified Party reasonably anticipates that it will be entitled to on account of indemnification by the indemnifying Party.  If the indemnifying Party does not object to such indemnification claim within 30 days of receiving notice thereof, the amount of such Claim Notice shall be deemed final and undisputed and the indemnified Party shall be entitled to recover the amount of such claim.  If the indemnifying Party objects to such indemnification claim (by notifying the indemnified Party within 30 days (such notice, an “Objection Notice”) of receiving a Claim Notice), the Parties shall attempt to resolve such claim in good faith within 30 days of the date of the Objection Notice.  If the Parties are unable to resolve such claim, the indemnified Party shall be free to pursue such remedies as may be available on the terms and subject to the provision of this Agreement.

Section 6.5          Expenses.  Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation, documentation and execution of this Agreement and the agreements contemplated hereunder, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby.

Section 6.6          Further Assurance and Post-Closing Actions.

(a)       From time to time following the Closing, each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by the other Party to consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

(b)         If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Cannabist shall, subsequent to the Closing, reasonably cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

Section 6.7          Restrictive Covenants.

(a)          Confidentiality.

 (i)      Cannabist and the Company covenant that each shall, and shall cause each of their respective Affiliates and representatives to, not disclose, directly or indirectly, and shall treat and hold as strictly confidential, all Confidential Information and, except as otherwise expressly permitted by this Agreement, refrain from using any Confidential Information (other than for the benefit of the Buyer Group as an employee or consultant thereof after the Closing Date).  Upon the request of Buyer at any time after the date hereof, Cannabist and the Company shall deliver promptly to Buyer or destroy all tangible embodiments (and all copies) of the Confidential Information which are in Cannabist’s or the Company’s possession or under Cannabist’s or the Company’s control and provide confirmation thereof in writing.  In the event that Cannabist or the Company or any of their respective Affiliates or representatives is requested or required by a Governmental Entity to disclose any Confidential Information, Cannabist or the Company shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.7(a).  If, in the absence of a protective order or the receipt of a waiver hereunder, Cannabist or the Company or any of their respective Affiliates or representatives is compelled to disclose any Confidential Information to any Governmental Entity, Cannabist or the Company, as applicable, may disclose the Confidential Information to the Governmental Entity; provided that Cannabist or the Company, as applicable, shall use their best efforts to obtain an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by Cannabist, the Company or any of their respective Affiliates or representatives in violation of this Agreement or any other confidentiality obligation to which any of them is bound.

(ii)         “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Company or the business, products, services, research and development, relationships, Intellectual Property and goodwill of the Buyer Group or its current or known prospective suppliers, distributors, customers, contractors, licensors, licensees, agents or other business relations related to the Company acquired by the Buyer Group pursuant to this Agreement, in each case, as of the Closing (each, a “Business Relation”), including: (A) non-public internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (B) non-public requirements of and specific contractual arrangements with any Business Relation and their confidential information; (C) trade secrets, know-how, source code and methods of operation, techniques, formulae and systems relating to the Buyer Group’s products or services and data, data bases, analyses, records, reports, manuals, documentation and models and relating thereto; (D) inventions, innovations, improvements, developments and all similar or related information (whether or not patentable); (E) non-public corporate business structure and business units of the Buyer Group; (F) personnel records; (G) non-public acquisition plans, targets and strategies of the Buyer Group; and (H) notes, analyses, compilations, forecasts, data, studies, summaries, and other materials prepared by or for the Company that contain, are based upon, or otherwise reflect such information; provided that any materials set forth on Schedule 6.7 shall not be deemed Confidential Information.

(iii)        Notwithstanding the foregoing, (A) this Agreement may be filed by the Company Group with the Canadian Court; and (B) the transactions contemplated by this Agreement may be disclosed by the Company Group to the Canadian Court, subject to redacting confidential or sensitive information as permitted by applicable Laws and rules, including preparation and filing of reports and other documents by the monitor appointed by the Canadian Court and other professional advisors and consultants of the Company Group with the Canadian Court, as applicable or required, containing references to the transactions contemplated by this Agreement and the terms of such transactions as may reasonably be necessary to obtain the Canadian Court approval and to complete the transactions contemplated by this Agreement or to comply with their obligations to the Canadian Court.

(b)         Non-Solicitation; Non-Competition.  Cannabist and the Company covenant that during the period commencing on the Closing Date and ending on the eighteen-month anniversary of the Closing Date (the “Restricted Period”), Cannabist and the Company, and their respective Affiliates, shall not, directly or indirectly (e.g., through any other Person, alone or as an equityholder, member, partner, officer, director, manager, investor, agent, independent contractor, consultant or employee of any Person), (i) (A) induce or attempt to induce any employee or independent contractor of the Buyer Group who is employed or engaged by the Buyer Group as of the Closing to leave the employ of the Buyer Group, or in any way interfere with the relationship between the Buyer Group and any such employee or independent contractor thereof or (B) hire any employee or independent contractor that is, as of the Closing Date, employed or engaged by the Buyer Group; (ii) solicit or induce or attempt to solicit or induce any Business Relation to cease or refrain from doing business with, or otherwise modify aversely the business done with, any member of the Buyer Group; (iii) in any way interfere with the relationship (or prospective relationship) between any Business Relation and the Buyer Group; or (iv) knowingly provide assistance, financing, investment, services or support (including as a consultant, advisor, manager or lender) to any Person that engages in Competitive Activities in Delaware.  For purposes of clause (iv), “Competitive Activities” means directly or indirectly owning, financing, operating, advising, consulting, managing or controlling any Person that is primarily engaged in the cultivation, manufacture, distribution, processing, marketing or retail sale of cannabis within the State of Delaware; provided, that Competitive Activities shall not include (A) passive investments of less than two percent (2%) of any class of securities of a Person listed on a national securities exchange, (B) activities undertaken outside the State of Delaware, or (C) activities undertaken pursuant to the Transition Services Agreement. Notwithstanding the foregoing, this Section 6.7(b) shall not prevent Cannabist or the Company from contact with any Person seeking employment or hire on their own initiative or through a general solicitation for employment or engagement that is available to the general public (through a newspaper, internet or other similar means) and that is not targeted in any way at the Buyer Group’s employees or service providers.

(c)       Non-Disparagement.  Each Party covenants that it shall not (and shall direct its directors, officers, managers and senior management personnel not to), directly or indirectly (e.g., through any other Person, alone or as an equityholder, member, partner, officer, director, manager, investor, agent, independent contractor or employee of any Person), make any derogatory, defamatory or disparaging statement or communication regarding, or would otherwise reasonably be expected to be harmful to the reputation of, the other Parties or any of their respect products, services, policies, practices, operations, employees, officers, members, managers, partners, directors or Affiliates.

(d)       Remedies.  Cannabist acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6.7 and that, in such event, Buyer, the Company, and their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations or threatened violations of the provisions of this Section 6.7 (including the extension of the Restricted Period by a period equal to the length of the court Proceedings necessary to stop such violation).  Any injunction shall be available without the posting of any bond or other security and without having to demonstrate irreparable harm.  In the event of an alleged or threatened breach or violation by Cannabist of any of the provisions of this Section 6.7, the Restricted Period will be tolled for Cannabist until such alleged or threatened breach or violation is resolved.

(e)       Acknowledgment.  Cannabist acknowledges and agrees that (i) during the Restricted Period, the Buyer Group would be irreparably damaged if Cannabist or any of its Affiliates were to engage in any business competing with the businesses of the Buyer Group in Delaware during the Restricted Period and that any such competition by Cannabist or any of its Affiliates would result in a significant loss of goodwill by Buyer in respect of the Company for which money damages would be an insufficient remedy, (ii) the value of the Company’s trade secrets and other Confidential Information arises from the fact that such information is not generally known in the marketplace, (iii) the Company’s trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period, (iv) Cannabist has and will have such sufficient knowledge of the Company’s trade secrets and other Confidential Information that, if Cannabist or its Affiliates were to compete with the Buyer during the Restricted Period, they would cause irreparable harm to the Buyer Group, (v) the covenants and agreements set forth in this Section 6.7 are an additional consideration of the agreements and covenants of Buyer hereunder and were a material inducement to Buyer to enter into this Agreement and to perform their obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Cannabist or its Affiliates breached the provisions set forth in this Section 6.7, (vi) the restrictions contained in this Section 6.7 are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and the value of, the Purchased Assets (including, the goodwill inherent therein) and (vii) Cannabist is primarily responsible for the creation of such value.

(f)          Enforcement.  If, at the time of enforcement of any of the provisions of this Section 6.7, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by Law.  For the avoidance of doubt, the Buyer Group shall include the Company for purposes of this Section 6.7.

Section 6.8          Release.

(a)         Effective upon the Closing, Cannabist and the Company (on behalf of their respective Affiliates, heirs, successors, assigns and executors) hereby irrevocably and unconditionally waive, release and discharge the Buyer Indemnified Parties (and their respective past, present and future successors and assigns) from any and all Losses, liabilities, obligations claims, demands, actions, causes of action, Proceedings, damages, rights of recovery, rights of contribution, rights of indemnification, rights to advancement, costs and expenses to the Company Group, as applicable, of any kind or nature whatsoever, known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, at law or in equity, in contract, tort or otherwise, whether in such Person’s capacity as an equityholder, director, manager, officer or employee of the Company or otherwise arising out of, relating to or resulting from any facts, conditions, transactions, events or circumstances occurring, existing or arising at or prior to the Closing, in each case, from or against the Company, the Purchased Assets or any rights or interests therein. Cannabist and the Company shall not seek to recover any amounts in connection therewith or thereunder from any Buyer Indemnified Party (and/or any of their successors or assigns); provided, that this Section 6.8 shall not affect the rights of Cannabist or the Company under any Transaction Agreement or their rights to proceeds under any directors’ or officers’ insurance policies.  Cannabist and the Company represent to Buyer that it has not assigned or transferred, or purported to assign or transfer, to any Person, all or any part of, or any interest in, any Proceeding against the Buyer Indemnified Parties, and notwithstanding anything to the contrary in this Agreement, no such assignment or transfer shall be permitted and any purported assignment or transfer shall be legally ineffective.

(b)         Without limiting the foregoing, Cannabist and the Company shall not (and shall cause their respective Affiliates to not) make any claim (including under any certificate of incorporation, bylaws, limited liability company agreement, partnership agreement, insurance policy, indemnification agreement or otherwise) for indemnification against the Buyer Indemnified Parties or any of their respective Affiliates by reason of the fact that Cannabist or the Company, as applicable, is or was an equityholder, director, manager, officer, employee or agent of the Company or any of its Affiliates or is or was serving at the request of the Buyer Indemnified Parties or any of their respective Affiliates as a equityholder, member, partner, director, manager, officer, employee or agent of another entity with respect to any Proceeding brought by any Buyer Indemnified Party against Cannabist, the Company or such Member pursuant to or in connection with this Agreement or applicable Law, and Cannabist and the Company hereby acknowledge and agree that they shall not have any claim or right to contribution or indemnity from the Company with respect to any amounts paid by them pursuant to or in connection with this Agreement.

Section 6.9        Millstreet Approval. Millstreet, on behalf of itself and/or its affiliates, each in its/their capacity as a beneficial holder of the Notes or as an investment advisor or investment manager with discretionary authority over the Notes, hereby consents to the purchase and sale of the Company pursuant to this Agreement for purposes of Section 7.15(a)(ii) of the Indenture with respect to such Notes, it being understood that all rights and remedies of Millstreet and its affiliates with respect to the Notes (including, without limitation, the application of the proceeds of the purchase and sale transaction) are otherwise expressly preserved.

Section 6.10     Millstreet Guarantee. Millstreet hereby irrevocably and unconditionally guarantees the due and punctual payment to the Company (or Cannabist, as applicable) of all amounts payable by Buyer under this Agreement.

Section 6.11      Wrong Pockets. From and after the Closing, but in no event later than twelve (12) months following the Closing Date, if Cannabist or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand, (a) discovers that any asset transferred to Buyer that is not a Purchased Asset, then Buyer shall, and shall cause its Affiliates to, cooperate with Cannabist to transfer or assign such Purchased Assets to Cannabist (or its designee(s)) with no requirement of additional consideration to the fullest extent permitted by applicable Law and execute and deliver any amendments or supplements to this Agreement and the Transaction Agreements, as applicable, to transfer such Purchased Assets to Cannabist (or its designee) effective as of the Closing Date, (b) discovers that any Purchased Asset  is not transferred to Buyer at Closing, then the Company shall cooperate with Buyer to transfer or assign such assets to Buyer with no requirement of additional consideration to the fullest extent permitted by applicable Law and execute and deliver any amendments or supplements to this Agreement and the Transaction Agreements to transfer such assets to Buyer effective as of the Closing Date, or (c) receives an invoice or bill from a third party with respect to payables or expenses of the other Party or its Affiliates, then Cannabist or Buyer, as applicable, shall promptly following discovery, notify and forward such invoice or bill to the other Party and such other Party shall pay (or otherwise resolve) such payable or expense to or with the applicable third party in the ordinary course of business. The Parties agree to use commercially reasonable efforts to structure any transfer of assets referred to in the immediately preceding sentence in a manner that minimizes Taxes and is equitable from a legal perspective for the Parties. Without limiting the generality of the foregoing, if, after the Closing Date, either Party or its Affiliates receives any funds belonging to another Party or its Affiliates in accordance with the terms of this Agreement or any Transaction Agreement, the receiving Party will, or will cause its Affiliates to, promptly advise the other Party or its applicable Affiliate, will segregate and hold such funds (net of any Taxes paid or to be paid by the recipient of such funds in connection therewith) in trust for the benefit of the other Party or its Affiliates and will promptly, and in any event within five (5) Business Days, deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party or its Affiliates.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1         Conditions to Obligations of All Parties.  The obligations of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)       other than with respect to the Federal Cannabis Laws, no Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any Order which is in effect and has the effect of making the transactions contemplated hereby illegal, otherwise restraining or prohibiting consummation of the transactions contemplated hereby, or causing any of the transactions contemplated hereby to be rescinded following completion thereof;

(b)         no injunction or restraining order shall have been issued by any Governmental Entity, and in effect, which restrains or prohibits the transactions contemplated hereby;

(c)          the Canadian Court shall have granted the Sale Order and such Sale Order is not subject to any stay; and

(d)       approval(s) from the Office of the Marijuana Commissioner for the transactions contemplated by this Agreement and the transfer of ownership of the Company and in the Marijuana Permits with respect to the Cultivation Facility and the DE Locations, which approval(s) shall be free of any uncured regulatory violations (the “Delaware Transaction Approval”), have been obtained.

Section 7.2         Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)        the Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date);

(b)         the representations and warranties set forth in Article III (other than the Fundamental Representations) shall be true and correct as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect;

(c)        the Company and Cannabist shall have duly performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the agreements contemplated hereby to be performed or complied with by him, her or it prior to or on the Closing Date;

(d)          the Company shall have delivered (or caused to be delivered) each of the closing deliverables set forth in Section 2.6(b); and

(e)        there shall not have occurred a Material Adverse Effect since the date of this Agreement nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

Section 7.3          Conditions to Obligations of the Company and Cannabist .  The obligations of the Company and Cannabist to consummate the transactions contemplated hereby shall be subject to the fulfillment or Cannabist’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          the representations and warranties set forth in Article IV shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date);

(b)       Buyer shall have duly performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the agreements contemplated hereby to be performed or complied with by it prior to or on the Closing Date; and

(c)          Buyer (or its Affiliates) shall have delivered each of the closing deliverables set forth in Section 2.6(c).

ARTICLE VIII
TERMINATION

Section 8.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          By the mutual written consent of Cannabist and Buyer;

(b)          By Buyer upon written notice to Cannabist if:

 (i)         Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Company or Cannabist pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by the Company or Cannabist within 15 calendar days of Cannabist’s receipt of written notice of such breach from Buyer;

 (ii)        any Law is enacted, or any non-appealable Order is issued by a Governmental Entity which would prevent Buyer from operating all or a substantial portion of the Marijuana Permits;

(iii)        if (A) each of the conditions to Closing set forth in Article VII (other than those to take place on the Closing Date), have been satisfied to the applicable party’s reasonable satisfaction or waived by the applicable party other than the delivery of the evidence of required consents as contemplated by Section 2.6(b)(i) and the Lien Releases contemplated by Section 2.6(b)(ii), (B) Buyer provides notice to Cannabist that it stands ready, willing and able to close, subject to the delivery of such consents and Lien Releases and (C) such consents and Lien Releases are not received by Buyer within five (5) Business Days of Cannabist’s receipt of such notice; or

(iv)       the Canadian Proceeding is terminated and discharged and converted into a Proceeding under the Bankruptcy and Insolvency Act (Canada) such that a trustee-in-bankruptcy is appointed in respect of the Company.

(c)           By Cannabist upon written notice to Buyer if:

 (i)         the Company and Cannabist are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Buyer within 15 calendar days of Buyer’s receipt of written notice of such breach from Cannabist; or

 (ii)        Buyer fails to deposit with the Escrow Agent the Deposit Escrow Amount within two (2) Business Days of the date of this Agreement and such failure is not cured by the date which is five (5) Business Days from the date of this Agreement; provided that, such failure is not caused by the Company or Cannabist.

(d)           By Buyer on the one hand, or Cannabist on the other, upon written notice to the other Party, if:

 (i)         after the date of this Agreement, any Law is enacted, becomes effective or is enforced, or a final, non-appealable Order is issued by a Governmental Entity of competent jurisdiction, that permanently prevents or restrains the Closing; provided, that the right to terminate under this Section 8.1(d)(i) shall not be available to any party whose breach of this Agreement was a material cause of such Law or Order; or

 (ii)        any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled or waived in writing, or if it becomes apparent that any of such conditions cannot be fulfilled, by July 23, 2026 (the “Outside Date”), unless such failure shall be due to the failure of the terminating Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing (it being understood that a final rejection by the Delaware Office of the Marijuana Commissioner without a right of appeal shall constitute a failure of such condition to be fulfilled). Notwithstanding the foregoing, in the event that all conditions set forth in Section 7.1 and Section 7.2 have been satisfied except for the Delaware Transaction Approval, unless otherwise mutually determined by the Parties, the Outside Date will automatically extend for up to four (4) seven-day extension periods.

Section 8.2          Effect of Termination.

(a)         In the event of the termination of this Agreement in accordance with this Article VII, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

 (i)       as set forth in Section 5.1, Section 5.3(b), this Section 8.2 and Article IX (which provisions shall survive such termination);

 (ii)      that nothing herein shall relieve any Party from liability for any (i) fraud, intentional misrepresentation, willful misconduct, or willful breach of any provision of this Agreement, or (ii) breach of this Agreement prior to its termination; and

 (iii)        In the event of termination by Cannabist pursuant to Section 8.1(c)(ii), Buyer shall pay to Cannabist promptly, and in no event later than two Business Days following such termination, an amount in cash equal to the Deposit Escrow Amount.

(b)        Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the Deposit Escrow Amount, if and when payable. will constitute liquidated damages and not a penalty and will compensate the Company Group and its representatives for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(c)         Each party acknowledges that the agreements contained in Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1          Amendment and Waiver.  No amendment, modification or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Cannabist.  No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by or on behalf of the Party against which such waiver is to be enforced.  No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.2          Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or sent by email (with hard copy to follow) or the next Business Day when sent by reputable overnight express courier (charges prepaid) to the addresses indicated below (unless another address is specified in writing):

Notices to the Company or Cannabist:

c/o The Cannabist Company Holdings Inc.
321 Billerica Road
Chelmsford, MA 01824
Attn: Jonathan Gothorpe
Email: jonathan.gothorpe@cannabistcompany.com

with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:  Mariel E. Cruz; David J. Cohen
Email: Mariel.Cruz@weil.com; DavidJ.Cohen@weil.com

Notices to Buyer:

c/o Millstreet Capital Management
545 Boylston Street, 8th Floor
Boston, MA 02116
Attn: Phillip Larson
Email: plarson@millstreet.com

with a copy (which will not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attn: Erez Gilad; Josh Ratner
Email: erezgilad@paulhastings.com; joshratner@paulhastings.com

Section 9.3        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (including by operation of Law) by the Company or Cannabist without the prior written consent of Buyer or by Buyer without the prior written consent of Cannabist; provided, that Buyer may, without the consent of any Person, assign in whole or in part its rights and obligations pursuant to this Agreement to (a) one or more of their Affiliates, (b) any purchaser of all or substantially all of Buyer, whether by merger, asset purchase, equity purchase or otherwise and (c) any of their financing sources as collateral security. Notwithstanding the foregoing, each of Cannabist and the Company may, without the consent of Buyer, assign, pledge or grant a security interest in, all or any portion of its right to payment of the Purchase Price and any rights hereunder that are ancillary to that right (including any right to enforce payment and to give payment instructions) to any of (i) an escrow agent, trustee, or similar Person, in each case, who has been assigned such rights for the benefit of the Noteholders, (ii) any Noteholder or (iii) any purchaser of all or substantially all of the business of Cannabist. Upon receipt of written notice of any such assignment from Cannabist, Buyer shall make such payment in accordance with the most recent payment instructions provided in writing by such assignee. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each Party and each Party’s successors and permitted assigns.

Section 9.4         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Upon such determination that any term or provision hereof is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.5          Interpretation.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  As used herein: (a) the use of the word “including” shall mean “including without limitation;” (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. (i) References to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form (including by e-mail transmission or electronic communication by portable document format (.pdf)), (iii) references to “$” mean U.S. dollars, (iv) references to any Person includes such Person’s successors and permitted assigns and (v) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  This Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 9.6       Entire Agreement.  All Schedules attached hereto or referred to herein and the recitals to this Agreement are each hereby incorporated in and made a part of this Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way (including the letter of intent, as may be amended from time to time, with respect to the transactions contemplated hereby), provided, that the covenants contained in Section 6.7 shall not supersede any covenants contained in any other agreement between Cannabist or the Company, on the one hand, and any of the Buyer Group, on the other hand, but instead shall coexist with, and be enforceable independent of, any such similar covenants.

Section 9.7        Counterparts; Electronic Delivery.  This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement.  No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 9.8        Governing law; Waiver of Jury Trial; Arbitration.  The Law of the state of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice‑of‑law or conflict‑of‑law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the state of Delaware.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.  Subject to Section 9.9 below, and except for the dispute resolution provisions set forth in Section 2.9 (Post-Closing Adjustments), the Parties agree to submit any dispute regarding, arising out of, or based upon this Agreement, the agreements contemplated hereby, or the transactions contemplated hereby, including, without limitation, the interpretation, validity, performance, or breach thereof (each, a “Dispute”) to the American Arbitration Association (“AAA”) for resolution exclusively by final and binding arbitration; provided that, notwithstanding the foregoing or anything else in this Section 9.8 or elsewhere, upon the commencement and continuing of the Canadian Proceeding,  the Parties each hereby expressly attorns and submits to the jurisdiction of, and all Disputes and Proceedings in relation thereto or otherwise between the Parties in respect of any Transaction Agreement or any transaction contemplated thereby each shall be heard by, the Canadian Court. The Parties further agree that the Commercial Arbitration Rules in effect at the time the dispute is submitted to the AAA shall govern the Dispute and that a single arbitrator (“Arbitrator”) shall be appointed to resolve the Dispute. The Parties further agree to evenly split all costs associated with, or charged by, the AAA, subject to reallocation by the Arbitrator at the conclusion of the dispute. The place of the arbitration shall be Wilmington, Delaware, except that hearings may be held in such other locations or by videoconference in whole or in part as the Parties may agree or the Arbitrator may order. The prevailing Party shall be entitled to recover all costs, expenses, and attorneys’ fees reasonably incurred in the successful prosecution or defense of any claim. Without derogation of the obligation to arbitrate, any judicial proceedings in respect of a Dispute shall be conducted exclusively in the state or federal courts sitting in or for New Castle County, Delaware, except that a Party may file, and enforce, any judgment thereof or any award issued by the Arbitrator in any court of competent jurisdiction.  By entering into this Agreement, and subject to Section 9.9 below, the Parties knowingly and voluntarily waive their right to submit any dispute to the federal or state courts of any jurisdiction. The right and obligation to arbitrate under this Section 9.8 shall extend to any claim by or against an officer, director, shareholder, manager, member, affiliate, agent, or employee of a Party. Except as necessary to confirm or vacate any award, the fact of and evidence in the arbitration shall be strictly confidential, unless otherwise known to the disclosing Party without obligation of confidentiality or in the public domain without fault of the disclosing Party.

Section 9.9          Specific Performance.  Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Each Party acknowledges and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged.  Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.8), in addition to any other remedy to which such Person may be entitled, at law or in equity.

Section 9.10       No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of (x) Buyer Indemnified Parties and Seller Indemnified Parties and (y) any assignee pursuant to Section 9.3, who in each case are express third-party beneficiaries hereunder and entitled to enforce certain obligations hereunder).

Section 9.11        Disclosure Schedules.  Except as otherwise provided in the Disclosure Schedules, all capitalized terms used therein shall have the meanings assigned to them in this Agreement.  The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, agreements, representations or warranties is reasonably apparent on its face without independent knowledge of the reader by the presence of an appropriate cross-reference thereto or other appropriate means.

Section 9.12        Excluded Claims.  While certain states in the United States have adopted Laws that authorize certain activities with relation to cannabis and marijuana, 21 USC §841(A)(I) of the United States Federal Controlled Substances Act 21 USC §811 (“CSA”) continues to make the manufacture, distribution, or possession with intent to distribute cannabis illegal under United States federal Law. The United States Federal Government regulates cannabis possession and use through the CSA, which classifies marijuana as a Schedule I controlled substance. United States federal Law prohibits physicians from dispensing a Schedule I controlled substance, including marijuana, by prescription. The CSA makes it a crime, amongst other things, to possess and use marijuana even for medical reasons. The United States Supreme Court recognized the authority of the United States Federal Government to prohibit marijuana for all purposes even medical ones, despite valid state Laws authorizing the medical use of marijuana. Therefore, even though these certain states authorize the cultivation, distribution, and sale of medical marijuana, this in no way impairs the ability of the United States federal government to seek civil and criminal sanctions against any individual or entity that, in any manner contemplated by the CSA, participates in a state legalized marijuana business. Any asserted claim or demand, arising specifically related to any United States federal Law relating specifically and only to marijuana in any fashion, whether by cultivation, production, distribution, sale or otherwise, by any Person, whether based on contract, tort, implied or express warranty, strict liability criminal or civil statute, ordinance or regulation, common Law or otherwise, relating to or arising out of any of the foregoing matters or issues, including without limitation any enforcement of United States Federal Laws or statutes (and any related administrative rules or regulations), whether now or hereinafter existing, to the extent not consistent with applicable state Laws, is referred herein as an “Excluded Federal Claim”. The foregoing means that each of the Parties could be subject to civil forfeiture of assets or could face criminal penalties. Additionally, the foregoing means that all of the representations and warranties made herein with respect to compliance with any Law are specifically qualified and limited by the fundamental nature of the Parties’ business which is not in compliance with Federal Cannabis Laws and, for the avoidance of doubt, no Proceeding may be brought by any Party arising in connection with an Excluded Federal Claim.

Section 9.13        Waiver. At any time before the Closing, either the Company or Cannabist, on the one hand, or Buyer, on the other hand, may, by written instrument duly executed by the waiving Party, (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.14      Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and representatives, that Weil, Gotshal & Manges LLP may serve as counsel to Cannabist, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated by this Agreement, and that, following the Closing, Weil, Gotshal & Manges LLP may serve as counsel to Cannabist or any Affiliate or representative of Cannabist, in connection with any litigation, claim or obligation arising out of or relating to the transactions contemplated by this Agreement and the Transaction Agreements notwithstanding such prior representation of the Company and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and representatives to consent to waive any conflict of interest arising from such representation.

Section 9.15        Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that, other than in the case of potential willfully and knowingly committed fraud with the specific intent to deceive and mislead (such potential claims to be reasonably determined upon the advice of counsel), all attorney-client privileged communications between Cannnabist, the Company and their respective current or former Affiliates or representatives and their counsel, including Weil, Gotshal & Manges LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under any Transaction Agreement or any Dispute or, before the Closing, any other matter, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or representatives nor any Person purporting to act on behalf of or through Buyer or any of its current or former Affiliates or representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, the Company or the Business or on any other grounds.

*     *     *     *     *

Each of the undersigned has caused this Asset Purchase Agreement to be duly executed as of the date first above written.

CANNABIST:

THE CANNABIST COMPANY HOLDINGS INC.

By:	/s/ David Hart
Name:	David Hart
Title:	Chief Executive Officer

COMPANY:

COLUMBIA CARE DELAWARE, LLC

By:	/s/ David Hart
Name:	David Hart
Title:	President

[Signature Page to Asset Purchase Agreement]

BUYER:

PARMA HOLDCO LLC

By:	/s/ Philip Larson
Name: Philip Larson
Title: Manager

Solely with respect to Section 6.9, Section 6.10 and the last sentence of Section 4.1 herein

MILLSTREET:

MILLSTREET CREDIT FUND LP

By:	/s/ Craig M. Kelleher
Name: Craig M. Kelleher
Title: Managing Member

 [Signature Page to Asset Purchase Agreement]